EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and among

AGILYSYS, INC.

and

KYRUS SOLUTIONS, INC.

Dated: May 31, 2013

i

3.26	No Undisclosed Liabilities	31
3.27	Disclaimer of Other Representations and Warranties	31
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		31
4.1	Authorization	31
4.2	Consents	32
4.3	Actions	32
4.4	Brokers, Finders	32
4.5	Financial Capability	32
4.6	Disclaimer of Other Representations or Warranties	32
ARTICLE V COVENANT NOT TO COMPETE; COVENANT NOT TO SOLICIT		32
5.1	Non-Compete	32
5.2	Non-Solicit	33
5.3	Enforceability	33
5.4	Time Period	33
ARTICLE VI Pre-closing COVENANTS OF THE PARTIES		33
6.1	Conduct of Business Until Closing	33
6.2	Notification of Certain Matters	35
6.3	Access Pending Closing	36
6.4	Confidentiality; Announcements	36
6.5	Payment of Indebtedness; Release of Liens	36
6.6	Regulatory and Other Authorizations; Consents	37
6.7	No Solicitation; Other Offers	37
6.8	IBM	40
ARTICLE VII POST-CLOSING COVENANTS		40
7.1	Cooperation	40
7.2	Taxes	40
7.3	Names Following Closing	41
7.4	Books and Records	42
7.5	Certain Releases.	42
ARTICLE VIII Employee matters		43
8.1	Employee and Plan Matters	43
ARTICLE IX CONDITIONS TO CLOSING		46
9.1	Conditions Precedent to Obligations of Buyer	46
9.2	Conditions Precedent to Obligations of Seller	47
ARTICLE X INDEMNIFICATION		47
10.1	Survival of Representations and Warranties and Covenants	47
10.2	Indemnification	48
10.3	Participation in Litigation	48
10.4	Claims Procedure	49
10.5	Purchase Price Adjustment	49
10.6	Limitation on Losses	49
10.7	Exclusive Remedies	50
10.8	Certain Damages	50
10.9	Determination of Losses	50
10.10	Mitigation	50

ii

ARTICLE XI MISCELLANEOUS PROVISIONS		51
11.1	Notices	51
11.2	Termination	52
11.3	Entire Agreement	53
11.4	Assignment; Binding Agreement	53
11.5	Counterparts	54
11.6	Bulk Sales Laws	54
11.7	Headings; Interpretation	54
11.8	Severability	54
11.9	Expenses	54
11.1	Remedies Cumulative	54
11.11	Governing Law	55
11.12	No Third Party Beneficiaries or Other Rights	55
11.13	Venue	55
11.14	Waiver of Jury Trial	55
11.15	Amendment and Waiver	56

Exhibits
Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Working Capital Calculation Method
Exhibit D	Form of Transition Services Agreement

iii

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 31, 2013, by and between (i) Kyrus Solutions, Inc., a Delaware corporation (“Buyer”), and (ii) Agilysys, Inc., an Ohio corporation (the “Seller”). Buyer and the Seller are referred to herein as a “Party” and together as the “Parties”. Capitalized terms used herein are defined in ARTICLE I or in such other sections of this Agreement as referenced in ARTICLE I.
RECITALS:
A.    The Seller’s RSG division provides Software, solutions, expertise and services to the retail market (comprised of grocers, convenience and chain drug markets, specialty and general retailers, and franchise and quick service restaurants), including retail point-of-sale, self-service and wireless mobility solutions and proprietary business implementation and hardware maintenance and support services (as presently conducted, the “Business”).
B.    The Seller desires to sell to Buyer, and Buyer desires to purchase from the Seller, all of the Seller’s right, title and interest in and to the Assets, and the Buyer desires to assume from the Seller, all of the Assumed Liabilities, in each case on the terms and subject to the conditions set forth in this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
ARTICLE I
DEFINITIONS
1.1    Certain Defined Terms. The following words shall have the meaning given them in this ARTICLE I for all purposes of this Agreement:
(a)    “Accounts Receivable” means all accounts receivable of the Seller representing amounts receivable in respect of goods shipped or services rendered in connection with the Business.
(b)    “Affiliate” means with respect to any Person, any other Person which is controlling, controlled by, or under common control with, directly or indirectly through any Person, the Person referred to, and, if the Person referred to is a natural person, any member of such Person’s immediate family; provided, however, that in no event shall MAK Capital One, LLC be deemed to be an “Affiliate” of Seller or any of Seller’s Affiliates. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(c)    “Business Day” means any day which is not a Saturday, Sunday or a day on which banks in New York City, New York are permitted or required to be closed.
(d)    “Business Employee” means each individual employed by the Seller who devotes substantially all of his or her time to the Business.
(e)    “Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a consistent basis with the preparation of the Financial Statements.
(f)    “Contract” means any written or oral contract, instrument, agreement, commitment, license agreement, lease, obligation, undertaking, sales order (including delivery orders, purchase orders and change orders), joint venture, indenture, or evidence of indebtedness relative to the Business to which the Seller is a party or is otherwise obligated.
(g)    “Contracted Business Employees” means each of Thomas Devine, Frank Mirandi, George Goldberg, Aaron Hagler, Paul Civils and Leslie Alexander.
(h)    “Current Assets” means “current assets” of the Business according to GAAP as historically applied to the Business, excluding any Cash. For purposes of clarification, Current Assets does not include Tangible Personal Property.
(i)    “Current Liabilities” means “current liabilities” of the Business according to GAAP as historically applied to the Business.
(j)    “Deferred Revenue” means deferred revenue and customer prepayments of the Business, determined in accordance with GAAP as historically applied to the Business.
(k)    “Effective Time” means 12:01 a.m. on the Closing Date.
(l)    “Employment Agreements” means each of that certain Employment Agreement by and between the Seller and Thomas Devine, dated November 16, 2007; Employment Agreement by and between the Seller and Frank Mirandi, dated November 15, 2007; Employment Agreement by and between the Seller and George Goldberg, dated December 10, 2010; Employment Agreement by and between the Seller and Aaron Hagler, dated December 10, 2010; Employment Agreement by and between the Seller and Paul Civils, dated September 7, 2007; and Employment Agreement by and between the Seller and Leslie B. Alexander, dated October 2, 2007.
(m)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(n)    “GAAP” means generally accepted accounting principles in the United States.
(o)    “Inventories” means all inventories of the Business, wherever located, including all finished goods, spare parts, supplies and other inventoried items (including any such items being held by customers or suppliers of the Business) as of the Closing Date and determined in accordance with GAAP as historically applied to the Business.
(p)    “Knowledge” or “knowledge” of the Seller means, the actual knowledge of a particular fact, after reasonable inquiry, by James Dennedy, Robert Ellis, Kyle Badger, Paul Civils, Jr., George Goldberg, Aaron Hagler, Brian Alexander, Paul Byrne, Janine Seebeck, Tony Pritchett, Leslie Hosier, Thomas Devine and Ann Mills.
(q)    “Lease Agreements” means (i) that certain lease dated as of September 29, 1999, and amended March 24, 2000, September 2002 and April 22, 2009, by and between the Seller and the landlord listed therein relating to the premises located at 3550 Rutherford Road, Greenville, South Carolina 29609, and (ii) that certain lease dated as of October 10, 2003, and as amended December 2, 2004, August 18, 2009 and October 26, 2012, by and between the Seller and the landlord listed therein relating to the premises located at 7508 East Independence Boulevard, Suite 108, Charlotte, North Carolina 28227.
(r)    “Liability” means, with respect to any Person, any Indebtedness, liability, claim or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, direct or indirect, secured or unsecured, joint or several, due or to become due, currently existing or arising in the future, vested or unvested, executory, determined, determinable or otherwise, and whenever or however arising (including whether arising by operation of law, or out of any Contract, tort, product liability, infringement, environmental claim or Taxes) and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto, or otherwise.
(s)    “Liens” means any lien, security interest, deed of trust, mortgage, lease, tenancy, occupancy, easement, pledge, hypothecation, charge, right of first refusal or other similar encumbrance.
(t)    “Material Adverse Effect” means any change or effect that, together with all other adverse changes or effects, is or would be a material adverse effect to the business, results of operations, financial condition, profitability, or operations of the Business; provided, however, that any event, change or occurrence resulting from (A) general economic conditions related to the Business or the industry in which the Business operates, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment of personnel of the United States, (C) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (D) changes in GAAP, (E) changes in Law, (F) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (G) the public announcement of the transactions contemplated hereby, and (H) any adverse change in or effect on the Business that is cured by the Seller before the earlier of the Closing Date and the date the Agreement is terminated pursuant to Section 11.2 shall not constitute a “Material Adverse Effect.”

(u)    “Ordinary Course of Business” means, with respect to the Business, the ordinary course of business, consistent with past custom and practice.
(v)    “Permitted Liens” means (i) Liens for Taxes, assessments and other governmental charges which are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves are shown on the Balance Sheet, (ii) mechanics’, carriers’, workmen’s, repairmen’s, and other similar Liens, (iii) such imperfections or irregularities of title, if any, as (A) are not substantial in character, amount, or extent and do not materially detract from the value of the property subject thereto, (B) do not materially interfere with either the present or intended use of such property, and (C) do not, individually or in the aggregate, materially interfere with the conduct of the normal operations of the Business, (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements, (v) other Liens arising or incurred in the Ordinary Course of Business that are not incurred in connection with the borrowing of money and do not, individually or in the aggregate, materially impair the use or the value of the Assets, (vi) Liens provided for in the Assumed Contracts; and (vii) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any authority having jurisdiction over such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the Business as currently conducted thereon.
(w)    “Person” means any individual, partnership, domestic or foreign limited partnership, domestic or foreign limited liability company, domestic or foreign corporation, trust, business trust, employee stock ownership trust, real estate investment trust, estate, association and other business or not for profit entity.
(x)    “Plan” means any agreement, arrangement, program, practice, plan, policy or other arrangement, qualified or non-qualified, whether or not considered legally binding, that involves any: (i) pension, thrift, saving, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock or incentive plan; (ii) welfare or “fringe” benefits, including without limitation any voluntary employees’ beneficiary associations or related trusts, vacation, severance, disability, medical, hospitalization, dental, life, accidental death and dismemberment and other insurance, tuition, company car, club dues, income tax preparation, sick leave, maternity, paternity or family leave, child care, education, cafeteria plan or other benefits; or (iii) severance, employment, supplemental unemployment, layoff, consulting, “golden parachutes” engagement or retainer agreement or arrangement.
(y)    “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
(z)    “Recycling Fees” means the recycling fees payable by the Seller to Governments in California and Canada.
(aa)    “Related Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, the Reseller Agreement and any other agreements entered into in connection with the consummation of the transactions described herein.

(bb)    “Reseller Agreement” means an agreement governing the purchase and resale by the Seller’s retained businesses of hardware and maintenance services provided by the Business.
(cc)    “Retained Litigation” means Ameranth, Inc. vs. Agilysys, Inc., Case No. 12CV0858 H, pending in the United States District Court for the Southern District of California.
(dd)    “Specific Sales and Use Taxes” means the sales and use Taxes payable by the Seller in respect of the Business to Governments in the United States and Canada.
(ee)    “Tangible Personal Property” means all machinery, equipment, tools, furniture, furnishings, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by the Seller and used primarily in connection with the Business, with the exception of Excluded Assets.
(ff)    “Target Working Capital” means $8,000,000.00.
(gg)    “Transaction Expenses” means fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (including third party professional and advisory fees).
(hh)    “Transfer Taxes” means any transfer, documentary, sales, use, value-added, gross receipts, stamp, occupation, property, ad valorem excise, registration or other similar transfer Taxes and related fees (including any penalties, interest and additions to such Taxes).
(ii)    “Working Capital” means, as of a particular time, Current Assets minus Current Liabilities, as determined in accordance with the methodologies set forth in Exhibit C.
1.2    Other Terms. The following terms shall have the meanings set forth in the below-referenced sections of this Agreement:

Term:	Defined in:
“Acquisition Proposal”	Section 6.7(e)
“Action”	Section 3.15
“Adjusted Closing Payment”	Section 2.5
“Agreement”	Preamble
“Allocation Schedule”	Section 2.10(b)
“APIs”	Section 3.14(g)
“Applicable Survival Period”	Section 10.1(b)
“Assets”	Section 2.1
“Assignment and Assumption Agreement”	Section 2.7(b)
“Assumed Contracts”	Section 2.1(e)
“Assumed Liabilities”	Section 2.3

Term:	Defined in:
“Assumed Taxes”	Section 2.3(e)
“Balance Sheet”	Section 3.8(a)
“Big Box Store”	Section 5.1
“Bill of Sale”	Section 2.7(a)
“Breakup Fee”	Section 11.2(c)
“Business”	Recitals
“Business Intellectual Property”	Section 3.14(k)
“Business Partner Agreement”	Section 6.8
“Business Software”	Section 3.14(k)
“Buyer”	Preamble
“Buyer Indemnified Parties”	Section 10.2(a)
“Buyer’s Accountant”	Section 2.9(a)(ii)
“Closing”	Section 2.6
“Closing Date”	Section 2.6
“Closing Date Working Capital Statement”	Section 2.9(a)(ii)
“Closing Payment”	Section 2.5
“Code”	Section 3.21(a)
“Competitive Retailers”	Section 5.1
“Computer Systems”	Section 3.14(k)
“Confidentiality Agreement”	Section 6.4(a)
“Covered Losses”	Section 10.6(b)
“Drug Store”	Section 5.1
“Employee Plan(s)/Agreement(s)”	Section 3.21(a)
“Employee Withholding Documents”	Section 8.1(f)
“Environmental Law”	Section 3.16(a)
“ERISA Affiliate”	Section 3.21(a)
“Estimated Closing Date Working Capital Statement”	Section 2.9(a)(i)
“Estimated Working Capital”	Section 2.9(a)(i)
“Excluded Assets”	Section 2.2
“Excluded Intellectual Property”	Section 2.2(f)
“Final Allocation Schedule”	Section 2.10(b)
“Final Closing Payment”	Section 2.9(a)(v)
“Final Purchase Price”	Section 2.5
“Final Working Capital”	Section 2.9(a)(v)
“Financial Statements”	Section 3.8(a)
“FIRPTA Certificate”	Section 2.7(i)
“Fundamental Representations”	Section 10.1(a)
“Gas Station”	Section 5.1
“Government”	Section 3.11(e)
“Hired Employees”	Section 8.1(a)
“Indebtedness”	Section 3.4

Term:	Defined in:
“Indemnified Party”	Section 10.3
“Indemnifying Party”	Section 10.3
“Independent Accountant”	Section 2.9(a)(iv)
“Intellectual Property”	Section 3.14(k)
“Law”	Section 3.17
“Licensed Intellectual Property”	Section 3.14(k)
“Licenses”	Section 2.1(i)
“Losses”	Section 10.2(a)
“Material Contracts”	Section 3.13(a)
“Non-Active Employees”	Section 3.19(a)
“Non-Compete Assignment”	Section 8.1(k)
“Order”	Section 3.15
“Open Source Software”	Section 3.14(k)
“Party” or “Parties”	Preamble
“Permits”	Section 3.17(b)
“Pre-Closing Period”	Section 7.2(b)
“Purchase Price”	Section 2.5
“Registered”	Section 3.14(k)
“Representatives”	Section 6.7(a)
“Restrictive Period”	Section 5.4
“Retained Liabilities”	Section 2.4
“Retained Names”	Section 7.3(a)
“Seller”	Preamble
“Seller Adverse Recommendation Notice”	Section 6.7(d)
“Seller Board”	Section 6.7(b)
“Seller Indemnified Parties”	Section 10.2(b)
“Seller Welfare Plan”	Section 8.1(b)
“Seller’s Accountant”	Section 2.9(a)(ii)
“Software”	Section 3.14(k)
“Standard Procedure”	Section 8.1(f)
“Supermarket”	Section 5.1
“Tax”	Section 3.11(e)
“Taxes”	Section 3.11(e)
“Tax Returns”	Section 3.11(a)
“Terminated Contracted Business Employee”	Section 8.1(k)
“Third Party Acquisition Agreement”	Section 6.7(a)
“Threshold”	Section 10.6(c)
“Trade Secrets”	Section 3.14(k)
“Transferred Records”	Section 2.1(f)
“Transition Services Agreement”	Section 2.7(e)
“Update Schedule”	Section 6.2

Term:	Defined in:
“WARN Laws”	Section 8.1(h)(ii)
“Working Capital Dispute Notice”	Section 2.9(a)(iii)
“Working Capital Resolution Period”	Section 2.9(a)(iv)

ARTICLE II
PURCHASE AND SALE
2.1    Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, and for the consideration set forth in this ARTICLE II, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Seller, free and clear of any Liens, other than Permitted Liens, all of the Seller’s right, title and interest in and to the assets of the Business, including the following assets that are used, or held for use, primarily in connection with the operation of the Business (but excluding the Excluded Assets):
(a)    all Tangible Personal Property, including that listed on Schedule 2.1(a);
(b)    vendor rebates and marketing development funds in respect of the Business;
(c)    all Inventories;
(d)    all Accounts Receivable;
(e)    all of the interest in, title to, and rights under, the Lease Agreements and the Contracts listed on Schedule 2.1(e) (together, the “Assumed Contracts”);
(f)    all data and Records related exclusively to the Business, the Assets or Hired Employees, including client and customer lists, referral sources, research and development reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Law, copies of all personnel Records and other Records; provided, however, that Seller shall be permitted to retain copies of any of the foregoing to the extent required for Seller to comply with its reporting and other requirements imposed by Law (the “Transferred Records”);
(g)    the Business Intellectual Property and the going concern value, goodwill, telephone and telecopy listings and post office boxes related exclusively to the Business;
(h)    all claims, causes of action, rights of recovery, or rights of setoff of the Seller against third parties (including under contracts of insurance) relating to the Assets and the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent, other than claims, causes of action, rights of recovery or rights of setoff in respect of the Retained Litigation;
(i)    all rights and incidents of interest of the Seller existing as of the date of this Agreement, to or under all licenses, permits and authorizations issued or requested to be issued by any Government entity exclusively in connection with the conduct of the Business, to the extent assignable without the consent of any Government entity or to the extent any such consent is obtained by the Closing Date (collectively, the “Licenses”);
(j)    prepaid assets in respect of Software and other maintenance and/or support contracts that are Assumed Contracts and prepaid rents under the Assumed Contracts;
(k)    those assets set forth on Schedule 2.1(k); and,
(l)    all other assets owned by the Seller that are necessary for and exclusive to the operation of the Business.
All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”
2.2    Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following property and assets owned by the Seller (collectively, the “Excluded Assets”) shall be retained by the Seller and shall be excluded from the Assets:
(a)    Cash;
(b)    any Tax refunds relating to any Pre-Closing Period, other than in an amount and to the extent reflected in Current Assets and taken into account in determining the Purchase Price or any Tax refunds resulting from any claims for refund or amended Tax Returns with respect to any Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby, and any pre-paid Taxes relating to any period after the Effective Time as allocated pursuant to Section 2.12;
(c)    all corporate books and records of the Seller (other than the Transferred Records);
(d)    any contracts of insurance or related prepaid assets in respect of the Business (including, without limitation, prepaid insurance attributable to insurance coverage provided by Seller that will not continue following the Closing Date) and all claim, credits, causes of action or rights thereunder (other than as specified in Section 2.1(h);
(e)    all accounting records, Tax records, Tax returns and Tax work papers of the Seller (other than the Transferred Records);
(f)    the Retained Names and the Intellectual Property used in the Business and listed on Schedule 2.2(f) (the “Excluded Intellectual Property”);
(g)    those claims, causes of action, rights of recovery, or rights of setoff of the Seller against third parties, whether choate or inchoate, known or unknown, contingent or noncontingent, solely to the extent arising out of or related to the Excluded Assets or the Retained Litigation;

(h)    all assets used in the Seller’s other lines of business, including inventory of the Seller’s other lines of business located at the premises that are the subject of the Lease Agreements (other than any Current Assets accrued in determining Final Working Capital); and
(i)    the assets set forth on Schedule 2.2(i).
2.3    Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of the Seller (the “Assumed Liabilities”):
(a)    any trade account payable of the Business as of the Effective Time, to the extent taken into account in determining Final Working Capital;
(b)    amounts owed for accrued expenses of the Business as of the Effective Time, to the extent taken into account in determining Final Working Capital, including Recycling Fees;
(c)    Liabilities for salary, wages, bonus, consulting, commission, travel and expense due to any Hired Employee and not paid as of the Effective Time, to the extent taken into account in determining Final Working Capital, excluding any transaction success fees or transaction success bonuses, change in control payments, retention payments, or related payment commitments;
(d)    any Liability to Hired Employees arising prior to the Closing for paid time off accrued and unused by the Hired Employees at the Effective Time to the extent such Liability (i) is not satisfied as a result of payments by Seller to the Hired Employees contemplated by Section 8.1(b), and (ii) is accrued in determining Final Working Capital;
(e)    without duplication of any of the other provisions of this Section 2.3, those Liabilities to be assumed by Buyer as provided in ARTICLE VIII;
(f)    all Liabilities for Taxes, including Specific Sales and Use Taxes, in an amount and to the extent taken into account in determining Final Working Capital (the “Assumed Taxes”);
(g)    Liabilities for that portion of the Transfer Taxes assumed by Buyer pursuant to Section 2.12;
(h)    any Liability arising after the Effective Time under the Assumed Contracts;
(i)    any Liability arising after the Effective Time with respect to the ownership of the Assets or the conduct of the Business after the Effective Time;
(j)    Deferred Revenue;
(k)    any Liability for severance calculated in accordance with Seller’s Plans to any Business Employee who does not become a Hired Employee if Buyer fails to comply with its covenants in Section 8.1;

(l)    any Liability related to vendor rebates and marketing development funds that are included in the Assets, to extent accrued in determining Final Working Capital;
(m)    Indebtedness related to or arising from any capital lease (as defined under GAAP) that is an Assumed Contract, whether arising before or after the Effective Time; and
(n)    those Liabilities set forth on Schedule 2.3(n).
2.4    Retained Liabilities. Except for the Assumed Liabilities, all other Liabilities and obligations of the Seller, of whatever kind or nature (collectively, the “Retained Liabilities”) shall be retained, paid, performed and discharged solely by the Seller. The Retained Liabilities shall include, without limitation, (exclusive of the Assumed Liabilities):
(a)    any Liability of the Seller for Taxes imposed on Seller or the Assets or with respect to the Business for any Pre-Closing Periods, other than the Assumed Taxes;
(b)    any Liability under any Contract not assumed by Buyer under Section 2.1;
(c)    any Liability (i) relating to or under any Plan of Seller; (ii) with respect to any Seller’s partial or total withdrawal from any Plan; (iii) relating to Business Employees (other than as specified in Section 2.3(c) or (k)); or (iv) for any transaction success fees or transaction success bonuses, change in control payments, retention payments, or related payment commitments;
(d)    any Liability for Seller’s Transaction Expenses;
(e)    any Liability arising out of or relating to the Retained Litigation; and
(f)    any Liability with respect to the Excluded Assets.
2.5    Consideration. In consideration for the Assets and the non-competition obligations set forth in ARTICLE V, at the Closing, Buyer will (i) pay to the Seller Thirty-Four Million Five Hundred Fifty Thousand Dollars ($34,550,000.00) (the “Closing Payment”), as adjusted as provided in Section 2.9(a)(i), if applicable (such adjusted amount, the “Adjusted Closing Payment”), and (ii) assume from the Seller the Assumed Liabilities (collectively, the “Purchase Price”). Upon (A) the determination of Final Working Capital pursuant to Section 2.9(a)(v), and (B) any other adjustments thereto pursuant to Section 10.5, the Purchase Price shall be adjusted, or unaffected, which resultant amount shall be deemed to be the final purchase price paid to the Seller hereunder (the “Final Purchase Price”).
2.6    Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur at the offices of Bryan Cave LLP, One Atlantic Center, Fourteenth Floor, 1201 W. Peachtree St., N.W., Atlanta, GA 30309, at 9:00 a.m. on July 1, 2013 or such other date (which in any event shall be within five (5) Business Days from the satisfaction or waiver of the conditions set forth in ARTICLE IX), time and place as may be agreed to by the parties (the “Closing Date”), and such transactions shall be deemed to be effective as of the Effective Time.

2.7    Deliveries of the Seller at Closing. At the Closing, the Seller shall deliver or cause to be delivered to Buyer:
(a)    a bill of sale conveying the Assets, in the form of Exhibit A hereto (“Bill of Sale”), duly executed by the Seller;
(b)    an assignment and assumption agreement, in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”), duly executed by the Seller;
(c)    a certificate of good standing, or equivalent certificate, for the Seller, dated within ten (10) days of the Closing Date, issued by the appropriate Government;
(d)    the certificate referred to in Section 9.1(b);
(e)    the Transition Services Agreement, in the form of Exhibit D hereto (the “Transition Services Agreement”), which sets forth the duties and obligations of the Parties during the transition period set forth therein, duly executed by the Seller;
(f)    the Reseller Agreement, duly executed by Seller;
(g)    a copy, certified by the Seller to be true, complete and correct as of the Closing Date, of the resolutions of the Board of Directors of the Seller, authorizing and approving the transactions contemplated hereby;
(h)    such additional bills of sale, assignments, certificates of title and other instruments of transfer, duly executed by the Seller, in such forms and covering such matters as Buyer may reasonably request, transferring the Assets to Buyer, including without limitation assignments related to the transfer of the Business Intellectual Property;
(i)    a duly executed certificate of non-foreign status (a “FIRPTA Certificate”) from Seller certifying that it is not a foreign Person within the meaning of Section 1445(f)(3) of the Code, substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B); and
(j)    such other customary documents as reasonably requested by Buyer and consistent with the terms of this Agreement.
2.8    Deliveries of Buyer at Closing. At the Closing, Buyer shall deliver or cause to be delivered to the Seller:
(a)    the Transition Services Agreement, duly executed by Buyer;
(b)    the Assignment and Assumption Agreement, duly executed by Buyer;
(c)    the Reseller Agreement, duly executed by Buyer;
(d)    the certificate referred to in Section 9.2(b);

(e)    by wire transfer of immediately available funds, the Adjusted Closing Payment, which amount shall be disbursed to the Seller to an account that has been designated by the Seller;
(f)    a State of South Carolina Resale Certificate (ST-8A); and,
(g)    a certificate of good standing, or equivalent certificate, for Buyer, dated within ten (10) days of the Closing Date, issued by the appropriate Government.
2.9    Working Capital Adjustment.
(a)    The adjustment to the Purchase Price with respect to Working Capital shall be determined, on a basis consistent with the calculation and methodologies set forth on Exhibit C, in accordance with the following provisions:
(i)    No later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a good faith estimate, substantially in the form of and determined in accordance with Exhibit C, reasonably acceptable to Buyer, of Working Capital as of the Effective Time (the “Estimated Closing Date Working Capital Statement”), together with the detailed work papers which support the Estimated Closing Date Working Capital Statement. The Closing Payment shall be (A) decreased by the amount, if any, by which Working Capital as shown on the Estimated Closing Date Working Capital Statement (the “Estimated Working Capital”) is less than the Target Working Capital, or (B) increased by the amount, if any, by which the Estimated Working Capital is greater than the Target Working Capital.
(ii)     Within sixty (60) days after the Closing Date, Buyer shall deliver to the Seller a statement of Working Capital as of the Effective Time, substantially in the form of and determined in accordance with Exhibit C (the “Closing Date Working Capital Statement”), together with reasonable documentation, which shall (x) set forth any adjustments to Estimated Working Capital as shown on the Estimated Closing Date Working Capital Statement, and (y) be prepared from the books and records of the Business. The Seller and its independent public accountant (“Seller’s Accountant”) shall make available (a) all of their work papers and other relevant documents related to the Business in connection with the preparation of the Closing Date Working Capital Statement to Buyer and its independent public accountant (“Buyer’s Accountant”), and (b) upon reasonable request relevant persons who are knowledgeable of the matters required to prepare the Closing Date Working Capital Statement for reasonable inquiry by Buyer and Buyer’s Accountant.
(iii)    If the Seller objects to any amounts reflected on the Closing Date Working Capital Statement, the Seller must, within thirty (30) days after the Seller’s receipt of the Closing Date Working Capital Statement, give written notice (the “Working Capital Dispute Notice”) to Buyer specifying in reasonable detail the objections of the Seller, including its alternative statement substantially in the form of and determined in accordance with Exhibit C of Working Capital as of the Effective Time. If the Seller fails to timely deliver a Working Capital Dispute Notice, Buyer’s determination of Working Capital as of the Effective Time as set forth in the Closing Date Working Capital Statement shall be final, binding and conclusive on the Parties. Any disputes with respect to the Closing Date Working Capital Statement shall be resolved pursuant to the procedures set forth in Section 2.9(a)(iv).
(iv)    If, within the objection period afforded to the Seller pursuant to Section 2.9(a)(iii), a Working Capital Dispute Notice is delivered by the Seller to Buyer, representatives of the Parties shall negotiate in good faith during the twenty (20) day period (the “Working Capital Resolution Period”) after the date of Buyer’s receipt of the Working Capital Dispute Notice to resolve any disputes. If the Parties are unable to resolve all such disputes within the Working Capital Resolution Period, then at any time thereafter, either Party may require that the disputes be submitted to Deloitte LLP (the “Independent Accountant”), which action shall be triggered by the requesting Party providing written notice to the other Party. The Independent Accountant shall act as an expert, and not an arbitrator, and shall be engaged to provide a final and conclusive resolution to all unresolved disputes specifically referred to it relating to the Closing Date Working Capital Statement within a reasonably prompt time frame after such engagement, which resolution shall be based on the provisions of this Agreement; provided, that if the Independent Accountant finds the provisions of this Agreement (including Exhibit C hereto) are not sufficient to resolve any issue or issues, the Independent Accountant shall rely upon GAAP as applied in the Financial Statements. Each Party agrees to execute any reasonable engagement letter requested by the Independent Accountant. The determination of the Independent Accountant shall be final, binding and conclusive on the Parties hereto, absent manifest error, and the fees and expenses of the Independent Accountant shall be borne based upon the degree to which the Independent Accountant accepts the respective positions of the Parties. For example, if it is Buyer’s position that the adjustment owed is $300, the Seller’s position that the adjustment owed is $100 and the Independent Accountant’s finding that the adjustment owed is $150, then Buyer shall pay 75% (300-150 / 300-100) of the Independent Accountant’s fees and expenses and Seller shall pay 25% (150-100 / 300-100) of the Independent Accountant’s fees and expenses. The Parties agree that the procedure set forth in this Section 2.9(a) for resolving disputes relating to the Closing Date Working Capital Statement shall be the sole and exclusive remedy for resolving such disputes; provided, however, that the Parties agree that judgment may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the Party against which such determination is to be enforced.
(v)    Upon the final, binding and conclusive determination of Working Capital as of the Effective Time, whether by agreement between the Seller and Buyer or as provided in Section 2.9(a)(iii) or Section 2.9(a)(iv) (such final, binding and conclusive amount, “Final Working Capital”), the Parties shall determine the amount (the “Final Closing Payment”) equal to the Closing Payment (prior to any adjustment pursuant to Section 2.9(a)(i)) minus, if applicable (A) the amount by which Final Working Capital is less than the Estimated Working Capital, or plus, if applicable, (B) the amount by which Final Working Capital is greater than the Estimated Working Capital.

(vi)     If the Final Closing Payment is greater than the Adjusted Closing Payment, then, on or before the fifth (5th) Business Day after the determination of Final Working Capital, Buyer shall pay to the Seller the amount of such difference by wire transfer of immediately available funds. If the Final Closing Payment is less than the Adjusted Closing Payment, then, on or before the fifth (5th) Business Day after the determination of Final Working Capital, the Seller shall pay to Buyer the amount of such difference by wire transfer of immediately available funds. If the Final Closing Payment equals the Adjusted Closing Payment, then neither Party shall be obligated to make any payment to the other Party under this Section 2.9(vi). If Buyer or the Seller fails to pay when due any amount payable under this Section 2.9(vi), then Buyer or the Seller, as the case may be, shall be obligated to and shall reimburse the other Party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 2.9(vi). Any amounts due from one Party to the other and not timely paid shall in addition bear interest at an annual rate of 6%, compounded monthly and based on a 365 day year.
2.10    Allocation of Purchase Price.
(a)    Buyer and Seller agree that for purposes of calculating the initial amount of any transfer Tax imposed by the state of South Carolina in connection with this Agreement the allocation of Purchase Price (i) to the Tangible Personal Property shall be equivalent to the fair value of such Tangible Personal Property as set forth in Schedule 2.1(a) and (ii) to the Inventory, which is being purchased for resale, shall be equivalent to the fair values therefor as set forth on the Estimated Closing Date Working Capital Statement. Following the determination of the Final Working Capital, for purposes of calculating the final amount of any transfer Tax imposed by the state of South Carolina in connection with this Agreement the allocation of Purchase Price to the Tangible Personal Property and Inventory shall be equivalent to the fair values therefor as reflected in the calculation of Final Working Capital, if any such fair values are different than the fair value determined pursuant to the preceding sentence of this Section 2.10(a). Buyer and Seller will be liable for any such Transfer Taxes as provided in Section 2.12.
(b)    Within ninety (90) days after the determination of the Final Working Capital, Buyer shall provide to Seller a proposed allocation of the Purchase Price among the asset classes (the “Allocation Schedule”) determined in accordance with section 1060 of the Code, the Treasury regulations promulgated thereunder, and the principles established on Schedule 2.10. The Allocation Schedule shall be final and binding on the Parties unless, within thirty (30) days after delivery thereof, Seller delivers a written notice to the Buyer of its reasonable objections to the Allocation Schedule. If Seller does not object to the Allocation Schedule within the applicable period or the Parties otherwise come to an agreement with respect to all such objections, such Allocation Schedule shall be final and binding on the Parties (the “Final Allocation Schedule”). The Parties agree to consult and resolve in good faith any such objections. If the Parties are not able to agree upon the Allocation Schedule, then the Allocation Schedule shall be determined by the Independent Accountant, based upon the relative fair market value of the Assets. The cost of the Independent Accountant shall be borne equally by the Parties. The Parties and their Affiliates agree that each will (i) be bound by the Final Allocation Schedule for the purposes of determining any Taxes, (ii)

report for Tax purposes the transactions consummated pursuant to this Agreement in a manner consistent with the Final Allocation Schedule, (iii) timely file a copy of Internal Revenue Service Form 8594 with its appropriate federal and other Tax Returns, and (iv) not take any Tax position that is inconsistent with the Final Allocation Schedule on any applicable Tax Return or in any proceeding before any taxing authority. In the event that the Final Allocation Schedule is disputed by any taxing authority, the Party receiving notice of such dispute will promptly notify the other Parties, and the Parties will consult in good faith how to resolve such dispute in a manner consistent with the Final Allocation Schedule. The Final Allocation Schedule shall be adjusted in accordance with the determination of the Final Purchase Price. Notwithstanding the foregoing, the allocation of Purchase Price to the Tangible Personal Property and Inventory set forth in the Final Allocation Schedule shall be the respective amounts set forth in Section 2.10(a).
2.11    Transfer of Assets and Assumed Liabilities. In the event that the legal interest in any of the Assets, Assumed Contracts or Assumed Liabilities to be sold, assigned, transferred or conveyed pursuant to this Agreement, or any claim, right or benefit arising thereunder or resulting therefrom, cannot be sold, assigned, transferred or conveyed hereunder as of the Effective Time because any waiting or notice period has not expired or any consents or approvals required for such transfer have not been obtained or waived, then the legal interest in the Assets, Assumed Contracts or Assumed Liabilities shall not be sold, assigned, transferred or conveyed. The Seller and the Buyer shall use commercially reasonable best efforts to cooperate in obtaining such consents or approvals as may be necessary to complete such transfers as soon as practicable. If any such consent shall not be obtained, the Seller shall provide for Buyer the benefits intended to be assigned to Buyer under the relevant Assets or Assumed Contracts and the obligations intended to be transferred under the Assumed Liabilities, including enforcement at the cost and for the account of Buyer of any and all rights of the Seller against the other party thereto arising out of the breach thereof by such other party or otherwise. Buyer agrees that to the extent that Buyer proceeds in consummating the closing of the transactions contemplated hereby and the foregoing provisions of this Section 2.11 are necessary that, (i) no reduction of the Purchase Price shall occur relating to the operation of this Section 2.11, (ii) Buyer shall be deemed to have waived the conditions precedent under Section 9.1 related to the foregoing, and (iii) Buyer shall not be entitled to any recovery based on the breach of any representation or warranty or covenant (subject to compliance with this Section 2.11 and Section 7.1) of the Seller which may be implicated by proceeding under this Section 2.11.
2.12    Transfer Taxes.Buyer and Seller will each be liable for one-half of any transfer, documentary, sales, use, value-added, gross receipts, stamp, occupation, property, ad valorem, excise, registration or other similar Transfer Taxes (including all applicable real estate Transfer Taxes) and related fees (including any penalties, interest, and additions to Taxes) incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred. Buyer and Seller will each be entitled to one-half of any Tax refund or credit of any amount paid in satisfaction of its respective obligation under the preceding sentence. The Parties shall be responsible for the preparation and filing of any transfer Tax Return, including any claim for refund or amended Tax Return, as provided in Section 7.2. Each of Buyer and the Seller shall use reasonable best efforts to avail itself of any available exemptions from any such Transfer Taxes and to cooperate with the other party to mitigate the amount of such Transfer

Tax, including without limitation, by electronic transmittal of Assets, in providing any information and documentation that may be necessary to obtain such exemptions and in filing any claim for refund or amended Tax Return to the extent that a Tax refund would result thereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as specifically set forth in the Schedules delivered by the Seller to Buyer upon execution of this Agreement, the parts of which are numbered to correspond to the Section numbers of this Agreement, which disclosure shall qualify the representation or warranty in such numbered Section, as well as those in all other Sections of this Agreement to which it is reasonably apparent that such disclosure is intended to apply, the Seller hereby makes the following representations and warranties to Buyer:
3.1    Organization. The Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio. The Seller has full corporate power and authority (i) to conduct the Business as it is now being conducted, (ii) to own, lease, license, franchise or use the properties and assets related to the Business that it purports to own, lease, license, or use or franchise, and (iii) to generally perform all its obligations related to the Business. The Seller is duly qualified or authorized to transact business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned, leased, licensed, franchised or used by it, or the nature of the activities conducted by it, requires such qualification.
3.2    Authorization and Effect of Agreement.
(a)    The Seller has all requisite corporate power to execute and deliver this Agreement and the Related Agreements and to perform its obligations contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and the Related Agreements and the performance by the Seller of the transactions contemplated hereby to be performed by it have been duly authorized by all necessary action on the part of the Seller.
(b)    This Agreement and the Related Agreements have been duly executed and delivered by the Seller and, assuming the due execution and delivery of this Agreement, and, as applicable, the Related Agreements, by Buyer, constitute valid and binding obligations of the Seller enforceable in accordance with their terms except as may be limited by applicable bankruptcy, reorganization, insolvency, or moratorium.
3.3    Consents and Approvals; No Violation.
(a)    Except as listed or described on Schedule 3.3, the execution and delivery of this Agreement or any Related Agreements by the Seller does not conflict in any material respect with, or result in any material violation of, or constitute a material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, entitlement, cancellation or acceleration of any material obligation or to loss of a material benefit under (i)  any constituent or governing documents of the Seller, (ii) any Law or judgment, order or award to which such Person or any of the Assets is subject, or (iii) any Assumed Contract that is a Material Contract.
(b)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Government entity, is required to be obtained or made by or with respect to the Seller under any applicable Law in connection with the execution and delivery of this Agreement or any Related Agreements by the Seller or the performance by the Seller of the transactions contemplated hereby to be performed by it.
3.4    Indebtedness. Except as set forth on Schedule3.4, there is no Indebtedness with respect to the Business. For purposes of this Agreement, “Indebtedness” shall mean, with respect to the Business and the Assets, without duplication (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to capital leases of the Business that are properly classified as a liability on a balance sheet in conformity with GAAP applied consistently; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (for the avoidance of doubt, excluding any trade accounts payable); (iv) guaranties securing indebtedness of others; (v) all amounts undrawn or drawn under outstanding letters of credit; and (vi) all interest, any premiums payable or any other costs or charges (including any prepayment penalties) on any instruments or obligations described in clauses (i) through (v) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to, simultaneous with or following the Closing.
3.5    Title to Assets. The Seller has good and, assuming all third-party consent and approvals are obtained, freely transferable title to, or a valid leasehold interest in, the Assets, which Assets are free and clear of any Liens other than the Permitted Liens. Such Assets are free from material defects, are in good operating condition and repair (subject to normal wear and tear), have been maintained in accordance with normal industry standards and are suitable for the purpose for which they are currently used.
3.6    Sufficiency of Assets.
(a)    Except for the Excluded Assets, the Assets constitute all of the assets, properties and rights that are related to the Business. The Assets (other than the Retained Names) together with the Transition Services Agreement are sufficient to operate the Business in the manner presently operated by the Seller.
(b)    Except as set forth on Schedule 3.6(b), no Assets (i) are in the possession of others or are owned by any entity other than Seller, and (ii) the Seller does not hold any Asset(s) on consignment.
3.7    Inventory. The Inventories are of a merchantable quality usable (as to work in progress) or salable (as to finished goods) for the purpose which they were produced, and none of the Inventories are obsolete, damaged or defective, subject to the reserves for obsolescence recorded in accordance with GAAP and as set forth on the Balance Sheet, as adjusted for operations and transactions occurring in the Ordinary Course of Business through the Closing Date in accordance with GAAP and the past custom and practice of the Business.

3.8    Financial Statements.
(a)    Set forth on Schedule 3.8(a) are the unaudited balance sheet data of the Business as of March 31, 2013 (the “Balance Sheet”) and the unaudited statements of operating income of the Business for the fiscal year ended March 31, 2013 (collectively, the “Financial Statements”).
(b)    Except as set forth on Schedule 3.8(b), such Financial Statements (i) are true and accurate in all material respects, (ii) have been prepared from the books and records of the Seller regularly maintained by management and used to prepare the consolidated financial statements of Seller in accordance with the principles stated therein, (iii) were prepared in accordance with GAAP, and (iv) fairly present in all material respects the Business’ results of operations and financial condition with respect to the items set forth therein as if the Business had been conducted as a separate entity during such period and based upon the Assets and Assumed Liabilities, excluding corporate cost allocations and subject to the absence of footnote disclosure.
3.9    Brokers. Except as set forth on Schedule 3.9, no finder, broker, agent, or other intermediary, acting on behalf of the Seller is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.
3.10    Absence of Material Events. Since March 31, 2013, except as set forth on Schedule 3.10 hereto, there has not been with respect to the Business or the Assets:
(a)    Any change in the Business, or its conduct thereof in accordance with the Ordinary Course of Business consistent with past practices, including the operations or the condition of the Assets, and, to the Knowledge of the Seller, there has not been and does not exist any change or event or effect, that would individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect;
(b)    Any increase in compensation or other remuneration payable to or for the benefit of (or committed to be paid to or for the benefit of) any Business Employee, or in any benefits granted under any Plan with or for the benefit of any such Business Employee (other than increases in wages or salaries required under the Material Contracts or otherwise not unusual in timing, character or amount) or the adoption or amendment of (or commitment to adopt or amend) any Plan;
(c)    Any modification or termination of any material Government license, permit or other authorization;
(d)    Any purchase by the Seller of capital assets or any interests in real property or any lease arrangement (whether as a lessor or lessee or sublessor or sublessee) entered into by the Seller with respect to real property in the aggregate in excess of $50,000.00;
(e)    Any abandonment, lapse or, to the Knowledge of Seller, infringement of any Business Intellectual Property;

(f)    To the Knowledge of Seller, any abandonment, lapse or infringement of any Licensed Intellectual Property;
(g)    Any waiver of any claims or rights with respect to the Business that are material or otherwise involve amounts in the aggregate in excess of $50,000.00;
(h)    Any material change in the methods of the Business relative to purchases, sales, leases, management, marketing or promotion, or any delay or postponement of the payment of accounts payable or other liabilities;
(i)    Any material change in any method of accounting or accounting policies of the Seller relative to the Business, other than those required by GAAP applied consistently; or
(j)    Any binding commitment or agreement by the Seller to do any of the foregoing items (b) through (i).
3.11    Taxes.
(a)    The Seller has timely filed (taking into account any extensions) with the appropriate Government entity all returns, reports, claims for refund, information returns or statements relating to, or required to be filed in connection with any Taxes related to the Business, including any schedule or attachment thereto, and including any amendment or supplement thereof (“Tax Returns”) due on or before the Closing Date. All such Tax Returns are true, correct, and complete in all material respects.
(b)    All Taxes shown to be due and payable by Seller on any such Tax Return relative to the Business on or before the Closing Date have been timely and fully paid. To the Seller’s Knowledge, there are no reasonable grounds for the assertion or assessment of any additional Taxes against the Seller or the Assets.
(c)    There are no Liens for Taxes upon the Assets, other than Permitted Liens.
(d)    Except as set forth on Schedule 3.11(d), there are no pending, current or, to the Knowledge of the Seller, threatened in writing federal, state, local, or foreign audits, examinations or investigations or administrative or judicial proceedings related to Taxes with respect to the Business for which Seller may have liability. The Seller has not received any written notice of any material deficiencies for Taxes claimed, proposed, or assessed by any federal, state, local or foreign Tax authority with respect to the Business.
(e)    As used in this Agreement, “Taxes” means any taxes, assessments, customs, duties, levies, fees, or tariffs, including any income, profits, employment, franchise, gross receipts, sales, use, transfer, stamp, property, capital, severance, windfall profits, ad valorem, value-added and excise taxes, together with any interest, additions or penalties with respect thereto imposed by the United States or any other nation, state, or governmental authority, any local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof (“Government”). Any one of the foregoing shall be referred to sometimes as a “Tax”.

3.12    Accounts Receivable. The Accounts Receivable are reflected properly on the books and records of the Seller, are valid receivables not subject to setoff or counterclaim and are current, subject only to the reserve for bad debts set forth on the face of the Balance Sheet (rather than in any notes thereto) in accordance with GAAP as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Business.
3.13    Contracts.
(a)    Except as set forth on Schedule 3.13(a) (the “Material Contracts”), and except for Contracts under which no party thereto still has remaining rights or obligations (other than obligations with respect to use or disclosure of confidential information), the Seller, with respect to the Business, is not a party to or otherwise obligated under any of the following, whether written or oral:
(i)        any Assumed Contract, other than customer Contracts, with an aggregate value or payments of $250,000.00 or more annually;
(ii)        promissory notes, loans, Contracts, indentures, evidences of indebtedness or other instruments relating to the lending of money, whether as borrower, lender or guarantor, in excess of $100,000.00;
(iii)        inbound license agreements, inbound Software support agreements or inbound maintenance agreements that either provide for payments by Seller in excess of $100,000.00 per annum or cannot be terminated by Seller in one year or less at no cost, including, without limitation, generally commercially available Software (excluding “shrink-wrap” or “click-wrap” licenses);
(iv)        any Contract for the purchase or sale of supplies, products, or other personal property, or for the receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $250,000.00 per annum;
(v)        any Contract with a customer which generated revenue for the Business in excess of $1,000,000.00 during the Seller’s 2012 fiscal year or is reasonably anticipated of generating revenue for the Business in excess of $1,000,000.00 during the Seller’s 2013 fiscal year;
(vi)        any Contract for the lease of personal property to or from any Person providing for lease payments in excess of $100,000.00 per annum;
(vii)    any Contract relating to any joint venture, partnership, strategic alliance or sharing of profits or losses with any Person to which the Business is a party;

(viii)    any Contract for the employment of any individual on a full time, part time, consulting, or other basis providing annual compensation in excess of $150,000.00;
(ix)        any Contract containing covenants that materially restricts the ability of the Business to compete with any Person or conduct its business in any business or geographic area, or otherwise restricting the Business’ freedom to operate by way of grants of exclusive territory or covenants not to compete or grants “most favored nation” status;
(x)        any material warranty, guaranty or other similar undertaking with respect to a contractual performance extended by Seller with respect to the Business, other than in the Ordinary Course of Business;
(xi)        any Contract requiring the Business to indemnify or hold harmless any Person other than those entered into in the Ordinary Course of Business;
(xii)    any Contract containing a requirement to deal exclusively with or grant exclusive rights or rights of first refusal to any customer, vendor, supplier, distributor, contractor or other party; or
(xiii)    any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)     Each Material Contract is a valid, binding and enforceable obligation of the Seller, and, to the Knowledge of the Seller, the other parties thereto in accordance with its terms and conditions subject, in all cases, to (i) Laws relating to bankruptcy, insolvency and the relief of debtors and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.
(c)    Except as set forth on Schedule 3.13(c), (i) the Seller is not in material breach or violation of any Material Contract or default thereunder and the Seller has no Knowledge of any other party to any such Material Contract being in material breach, violation or default of the same, and (ii) to the Knowledge of the Seller, no event has occurred which, through the passage of time or the giving of notice, or both, would constitute, and neither the execution of this Agreement nor the Closing do or will constitute or result in, a breach or violation of or default under any Material Contract, or would cause the acceleration of any obligation of any party thereto or the creation of a Lien (other than a Permitted Lien) upon any Asset.
(d)    Except as set forth on Schedule 3.13(d), to the Knowledge of the Seller, (i) the Seller is not in material breach or violation of any Assumed Contract or default thereunder, and (ii) no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a breach or violation of or default under any Assumed Contract.
3.14    Intellectual Property.

(a)    The Seller owns no Business Intellectual Property that is Registered.
(b)    Except as set forth in Schedule 3.14(b)(i), the Seller owns all right, title and interest in and to each item of Business Intellectual Property, free and clear of all Liens (other than Permitted Liens), subject only to the rights of any licensees pursuant to written or oral license agreements with the Seller or its predecessor in interest entered into in the Ordinary Course of Business. The Seller has not granted any license rights in Business Software that are exclusive in any field or in any manner. The Seller has valid licenses to use all Licensed Intellectual Property in connection with the Business as presently conducted, which licenses, except as set forth in Schedule 3.14(b)(ii), shall not terminate, be terminable, or put the Seller in breach of such licenses as a consequence of the transactions contemplated by this Agreement. The Business Intellectual Property and, to the Knowledge of Seller, the Licensed Intellectual Property, is subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.
(c)    The Business Intellectual Property, together with (i) the Licensed Intellectual Property, (ii) any Intellectual Property which can be used by the Buyer to conduct the Business without infringing the Intellectual Property Rights of any third party without entering into any license agreement, (iii) the Retained Names, and (iv) the Excluded Intellectual Property, includes all of the Intellectual Property used by the Seller in connection with the Business or is necessary for the operation of the Business, and there are no other items of Intellectual Property that are material to the operation of the Business.
(d)    No Licensed Intellectual Property or Business Intellectual Property is subject to any Order adversely affecting the Seller’s use thereof or Contract adversely affecting the Seller’s use thereof as it is currently used or has been used within the twelve (12) month period prior to the date hereof. To the Knowledge of Seller and except as set forth in Schedule 3.14(d), the conduct of the Business as presently conducted or previously conducted does not infringe, violate or misappropriate (or has not violated, infringed or misappropriated) the Intellectual Property of any third party, and no Actions alleging any such infringement, violation or misappropriation are pending or, to the Knowledge of Seller, threatened or asserted. To the Knowledge of Seller, no third party, directly or indirectly, is infringing, violating or misappropriating any Business Intellectual Property.
(e)    The Business Software operates and performs in all material respects in accordance with its documentation. To the Knowledge of Seller, the Business Software does not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” or viruses that (i) enable or assist any Person to access without authorization the Business Software; or (ii) materially disrupt the operation of the Business Software, except as disclosed in its documentation; or (iii) have an adverse impact on the operation of other Software or operating systems.
(f)    Except as forth in Schedule 3.14(f), the Seller has not and shall not (i) incorporate any Open Source Software in whole or in part into any part of the Business Software or (ii) distribute the Business Software in conjunction with any Open Source Software, that in any of the above cases subjects or purports to subject such Business Software, in whole or in part, to all or part of the license obligations of any Open Source Software or grants, or purports to grant, to any third party, any rights or immunities under the Seller’s or the Buyer’s Intellectual Property rights that are not also granted under the Seller’s applicable license to the customer.

(g)    Except as set forth in Schedule 3.14(g), no material portion of the source code of any Business Software has been published, placed in escrow (except escrows that have been terminated with the escrowed source code returned to the Seller), or otherwise disclosed by the Seller to any Person other than the employees of the Seller or third-party consultants under enforceable non-disclosure agreements, and the Seller has granted no licenses or rights to any Person to distribute, or to otherwise use the source code of, any of the Business Software, nor, to Seller’s Knowledge, has any such source code been misappropriated by any third party. For avoidance of doubt, the term “source code” does not include any application programming interfaces (“APIs”) that the Seller may have distributed for purposes of enabling third parties to interface other Software applications with Business Software.
(h)    The Seller has taken reasonable precautions to protect the secrecy and confidentiality of its Trade Secrets, and no material Trade Secrets of the Seller have been disclosed or authorized to be disclosed to any person, other than (i) pursuant to a Contract with non-disclosure provisions protecting the Seller’s proprietary interests in and to such proprietary and confidential information, or (ii) as set forth on Schedule 3.14(h) or pursuant to a business decision by the Seller’s management that such proprietary and confidential information should be made public or that the Seller no longer has a significant business interest its remaining confidential, including disclosures, such as disclosures of historical financial information, made pursuant to applicable Law, disclosures of information regarding products following the commercial release of such products, and similar disclosures in the Ordinary Course of Business.
(i)    The Seller owns, leases or licenses all Computer Systems that are necessary for the operation of the Business. Since the date that is one year prior to the date of this Agreement, there has been no failure or other material substandard performance of any Computer Systems which has caused any material disruption to the Business. The Seller has taken commercially reasonable steps to provide for the back up and recovery of data and information, has commercially reasonable disaster recovery plans, procedures and facilities, and, as applicable, has taken commercially reasonable steps to implement such plans and procedures in the Business. The Seller has taken reasonable actions to protect the integrity and security of its Computer Systems and other information stored thereon from unauthorized use, access, or modification by third parties. The Computer Systems do not, to the Seller’s Knowledge, contain, and since the date that is one year prior to the date of this Agreement the Business has not suffered any material data loss, business interruption, or other harm as a result of, any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of software, hardware or data, or (iii) any other similar type of unauthorized activities.
(j)    The Seller has complied in all material respects with all Assumed Contracts, privacy policies and applicable Laws regarding personally identifiable information, including any data privacy laws, consumer privacy laws, and agreements with third parties, in every jurisdiction where the Seller operates its business. The Seller has not received any written notification from any customer that such customer intends for the Business to “process personal data” or “sensitive personal data” (as those terms are defined in the Data Protection Act of 1998). To the Seller’s

Knowledge, there has been no unauthorized access to personally identifiable information processed by the Business in connection with services provided by or to the Business.
(k)     For purposes of this Agreement, (i) “Intellectual Property” means the tangible and intangible rights or interests (other than ownership, lease, bailment or similar possessory right with respect to physical objects) and intellectual property rights evidenced by, embodied in, or associated with: (a) any United States, foreign or international patent, patent application or statutory invention registration, including all renewals, industrial design registrations, patentable inventions, certificates of invention, continuations, continuations in part, re-issues and re-examinations, divisionals and extensions thereof; (b) any works of authorship or expression and rights in mask works (as defined in 17 U.S.C §901), including Software, registrations and applications for registration thereof throughout the world together with any renewal or extension thereof, and all moral and common law rights thereto; (c) any trademarks, uniform resource locator addresses, domain names, service marks, trade names, trade dress, and other legally-protected indicia of source or origin, including all goodwill relating thereto, symbolized thereby or associated therewith, common law rights thereto, and all registrations and applications for registration thereof throughout the world; (d) any trade secrets or confidential know-how, confidential inventions (including all confidential invention disclosures) and other confidential or proprietary technical, business and other information, including, if treated by the Seller as confidential and not generally known or readily ascertainable by proper means by third parties, manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof (“Trade Secrets”), and (e) in each case of the foregoing items (a) through (d), all rights therein provided by international treaties and conventions, and all other rights associated therewith, including the right to prosecute, enforce, obtain damages relating to, settle or release any past, present, or future infringement thereof, (ii) “Business Intellectual Property” means all Intellectual Property owned by the Seller and used in connection with the Business other than the Excluded Intellectual Property and the Retained Names, and includes, without limitation, (A) all Intellectual Property embodied in the Business Software other than Intellectual Property of direct and indirect licensors of Licensed intellectual Property that is part of the Business Software, and (B) all of Seller’s rights in and to the “Kyrus” marks, together with all associated marks and other Intellectual Property related thereto, (iii) “Licensed Intellectual Property” means all Intellectual Property that is licensed to the Seller for use in the Business from any third party pursuant to any Contract, (iv) “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Government or Internet domain name registrar, including, without limitation, the United States Patent and Trademark Office, (v) “Open Source Software” means Software that is generally distributed in source code form and is governed by a license commonly recognized as an open source, “copyleft” or community source code license, including, but not limited to, the GNU General Public License, (vi) “Business Software” means (A) the Software set forth on Schedule 3.14(k)(vi)(A), and (B) any other computer Software products that have been made generally commercially available by the Seller as its proprietary Software products within the two (2) year period prior to the date hereof and which are under a warranty, maintenance or support obligation to a customer; for avoidance of doubt, “Business Software” does not include third-party Software products that are marketed or re-sold by Seller under the name or brand of a third party rather than as Seller proprietary products, (vii) “Software” means computer software in any form, including source code, object code, operating systems, database management code, utilities, software engines, internet web sites and links, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, and developer notes, comments and annotations, and (viii) “Computer Systems” means all servers, computer hardware, networks, software, databases, and telecommunications systems and related systems that are directly operated by Seller, under Seller's exclusive control and used in the Business, together with the interfaces among the foregoing; provided, however, that for avoidance of doubt, "Computer Systems" does not include systems that are not located at the Seller's facilities and that are owned by third parties, such as, by way of example, the Internet, the public telecommunications networks, television, radio, and cable services, third-party intranets to which Seller is given access, or other off-site systems owned and operated by third parties.
(l)    Notwithstanding any other representation or warranty contained in this ARTICLE III, the representations and warranties contained in this Section 3.14 constitute the sole representations and warranties of the Seller relating to Intellectual Property.
3.15    Litigation. Except as set forth on Schedule 3.15 and except for the Retained Litigation, (a) there are no suits, claims, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government or grand jury investigations, subpoenas or other actions (any of the foregoing, an “Action”) pending or, to the Knowledge of the Seller, threatened against the Seller in connection with the Business, any of its managers, officers, agents, or other personnel, or Assets or the Assumed Liabilities; and (b)  the Seller is not subject to any current judgment, order, writ, injunction, or decree of any court or other Government entity (“Order”) other than Orders of general applicability.
3.16    Environmental Matters.
(a)    Seller is presently in compliance in all material respects with all environmental-related Law, regulation, rule, ordinance, by-law, Order or binding decision of any Government at the federal, state, or local level, as such requirements are enacted and in effect on or prior to the date hereof (“Environmental Law”).
(b)    To the Knowledge of Seller, Seller has not received any written notice, report or other information regarding any actual or alleged material violation of any Environmental Law, or any material liabilities or potential material liabilities arising under Environmental Laws.
(c)    This Section 3.16 contains the sole and exclusive representations and warranties of Seller with respect to any environmental matters, including without limitation any arising under any Environmental Law.
3.17    Compliance with Law; Permits.

(a)    Except as set forth on Schedule 3.17(a), the Seller is current and has been at all times in material compliance with all applicable statutes, laws, treaties, conventions, ordinances,

decrees, orders, injunctions, rules, directives, or regulations of any Government (“Law”) or the provisions of any Government permit, franchise, or license. To the Knowledge of the Seller, no investigation or review by any Governmental entity with respect to the Business is pending or threatened, nor has any Governmental entity indicated an intention to conduct the same. No material change is required in the Business’ processes, properties or procedures in connection with any such Laws, and Seller has not received any notice or communication of any material noncompliance with any such Laws with respect to the Business or any Assets or Assumed Liabilities that have not been cured as of the date of this Agreement, except for such changes and noncompliance that, individually or in the aggregate, would not reasonably be expected to be material to the Business.
(b)    Except as set forth on Schedule 3.17(b), the Seller has all material Government permits, licenses, franchises, variances, exemptions, exceptions, orders and other Government authorizations, consents, clearances and approvals necessary to conduct the Business as presently conducted (collectively, the “Permits”) in compliance with applicable Law.

3.18    Related Party Transactions.
(a)    No director, officer or Affiliate of the Seller or any Affiliate thereof or any individual related by blood, marriage or adoption to any such individual or any entity in which any such individual or entity owns any beneficial interest and, to the Knowledge of the Seller, no employee of the Seller or any Affiliate thereof, or any individual related by blood, marriage or adoption to any such individual, in any such case, is a party to any Contract or other form of transaction or arrangement with the Seller, written or oral, with respect to the Business or has any interest in any of the Assets, except as specifically disclosed on Schedule 3.18(b).
(b)    Except as set forth on Schedule 3.18(b), immediately following the Closing, other than this Agreement and the other documents and agreements contemplated herein, including the Ancillary Agreements, there will not be any Contracts or other transactions between Buyer, on the one hand, and any of Seller or any of its directors, officers or employees, on the other hand.
3.19    Business Employees; Compensation.
(a)    Set forth on Schedule 3.19(a) is a complete list of: (i)  all current Business Employees (including each Business Employee on leave of absence, including under the Family Medical and Leave Act, workers’ compensation, disability, or other leave, paid or unpaid, or layoff status (such Business Employees, “Non-Active Employees”)) employed in the United States, and (ii) all current Business Employees (including each Business Employee on leave of absence, workers’ compensation, disability, or other leave, paid or unpaid, or layoff status) employed outside of the United States, if any, and in each case setting forth the name, location of employment, length of service, and current annual compensation (base, bonus, commissions and any equity grants, as applicable), employment status (i.e., active or on leave of absence, full time or part time, exempt or non-exempt) and years of service recognized by Seller for each Business Employee.
(b)    Except as set forth on Schedule 3.19(b): (i) the Seller is not indebted to any of the Business Employees except for amounts due as normal salaries, wages, employee benefits and bonuses and in reimbursement of ordinary business expenses on a basis consistent with past practices; and (ii) no such Business Employee is indebted to the Seller except for advances for ordinary business expenses on a basis consistent with past practices.
(c)    Except as set forth on Schedule 3.19(c), all Business Employees are employed for an indefinite period and are terminable at will, with or without cause, and without cost to the Seller for severance obligations or any other liability, except for payment of accrued salaries or wages and vacation pay, amounts that would be payable in accordance with the usual severance practices applicable to similarly situated Seller’s employees, and amounts required by Law to be paid or provided.
3.20    Labor Matters. Set forth on Schedule 3.20 is each collective bargaining, works council, union representation or similar agreement or arrangement with respect to the Business to which the Seller is or has been a party or by which it is or has been bound. With respect to the Business and except as set forth on Schedule 3.20:
(a)    There is no organized labor strike, dispute, slowdown, or stoppage pending or, to the Knowledge of the Seller threatened against the Seller or the Business;
(b)    No right of representation exists respecting the employees of the Business;
(c)    No collective bargaining agreement is currently being negotiated and, to the Knowledge of the Seller, no organizing effort is currently being made, or has occurred in the past, with respect to the Business Employees; and
(d)    None of the Seller or any of its respective agents, representatives or Business Employees has committed any unfair labor practice, as defined in the National Labor Relations Act of 1947, as amended. There is not now pending or, to the Knowledge of the Seller, threatened any charge or complaint against the Seller by the National Labor Relations Board, any state or local labor or employment agency or any representative thereof, and the execution or consummation of this Agreement will not result in any such charge or complaint.
3.21    ERISA and Employee Benefit Matters.
(a)    Schedule 3.21(a) describes all Plans which are provided by the Seller to, for the benefit of, or relate to, any Business Employee. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as “Employee Plans/Agreements” and each individually as an “Employee Plan/Agreement”. A copy of each of the Employee Plans/Agreements has been furnished or made available to Buyer, along with related summary plan descriptions, any determination or opinion letter issued to the Seller or an ERISA Affiliate with respect to any of the Employee Plans/Agreements. No Employee Plan/Agreement is a “multiemployer plan” (as defined in Section 4001 of ERISA), and the Seller has never contributed nor been obligated to contribute to any such multiemployer plan. The Seller has furnished Buyer with respect to each Employee Plan/Agreement the three most recent annual reports prepared in connection therewith (Form 5500 including all schedules thereto) or, if an Employee Plan/Agreement has been in existence for less than two (2) years, the annual report prepared for each year such Employee Plan/Agreement has been in existence. For purposes of this Agreement, an “ERISA Affiliate” is any trade or business whether or not incorporated that together with Seller would be deemed a “single employer” within the meaning of ERISA section 4001 or affiliated with Seller within the meaning of section 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended (the “Code”).
(b)    Each Employee Plan/Agreement that is an employee pension benefit plan within the meaning of section 3(2) of ERISA that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or opinion letter (a copy of which has been provided to Buyer), each related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred that could cause the loss of such qualification or exemption.
(c)    Neither Seller nor any ERISA Affiliate maintains or has ever maintained, contributes or has ever contributed to or is or has ever been obligated to contribute to, any Plan subject to Title IV of ERISA or Section 412 of the Code. No condition exists that presents a risk to Seller or any ERISA Affiliate of incurring a Liability under Title IV of ERISA with respect to any Employee Plan/Agreement. All reporting and disclosure requirements of ERISA and the Code have been satisfied in all respects with respect to each of the Employee Plan/Agreements. Neither Seller nor any ERISA Affiliate is currently or has ever been required to contribute to any Plan that is a “multiemployer plan” within the meaning of section 3(37) of ERISA.
(d)    There have been no “prohibited transactions” within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement.
(e)    Each Employee Plan/Agreement has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable Laws, including but not limited to ERISA and the Code. With respect to the Business, Seller does not have any liabilities under any Employee Plan/Agreement which has not been satisfied in full or accrued for on the financial statements of Seller in accordance with GAAP.
(f)    Except as set forth on Schedule 3.21(f), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former Business Employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee, or (iii) give rise to the payment of any amount that could subject (whether alone or in connection with another payment) an employee of the Seller to tax penalties under Section 4999 of the Code.
(g)    This Section 3.21 contains the sole and exclusive representations and warranties of Seller with respect to any ERISA and employee benefit matters, including without limitation any arising under any Law related thereto.
3.22    Customers and Suppliers.(a) Schedule 3.22(a) lists the twenty (20) largest customers of the Business, in each case based on aggregate sales or purchases, and the five (5)

largest suppliers, for fiscal year ending March 31, 2013, and the approximate dollar amount of such aggregate sales or purchases during such period.

(b) As of the Closing, none of the customers or suppliers identified on Schedule 3.22(a) has canceled or otherwise terminated any contract with Seller relevant to the Business, or communicated in writing an intention to materially reduce its purchases or otherwise materially modify its present price or terms of payment, except for any changes resulting from computer hardware purchase cycles in the Ordinary Course of Business.

3.23    Export Controls. The Seller has at all times been in material compliance with all Law relating to export control and trade embargoes, including all antiboycott prohibitions contained in 50 U.S.C. 2401, et. seq. This Section 3.23 contains the sole and exclusive representations and warranties of Seller with respect to any export control matters, including, without limitation, any arising under any Law related thereto.

3.24    Foreign Corrupt Practices Act; Improper Payments. Neither the Seller nor, to the Seller’s Knowledge, any employee of the Seller, has violated the United States Foreign Corrupt Practices Act of 1977, as amended. Neither the Seller nor, to the Seller's Knowledge, any of its officers, directors, agents, representatives or employees has, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including without limitation any fee, gift, sample, travel expense or entertainment with a value in excess of $1,000 in the aggregate to any one individual in any one year) or any commission payment in excess of normal, reasonable and proper amounts payable, to any (a) person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether or not government-owned), (b) political party or official thereof, (c) candidate for political office or political party office, or (d) other individual or entity, while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official or candidate, or any entity affiliated with such customer, political party official or political office. This Section 3.24 contains the sole and exclusive representations and warranties of Seller with respect to any United States Foreign Corrupt Practices Act matters, including without limitation any arising under any Law related thereto.

3.25    Real Property Leases. Except as set forth Schedule 3.25, (i) the Business does not use any real property other than the premises leased under the Lease Agreements, and (ii) Seller is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of the premises leased under the Lease Agreements. To the Knowledge of Seller, no material improvements made by or on behalf of Seller constituting a part of the leased premises under the Lease Agreements encroach on real property owned or leased by a Person other than Seller. To the Knowledge of Seller, there are no Actions pending or threatened against or affecting the leased premises or any portion thereof under the Lease

Agreements in the nature of or in lieu of condemnation or eminent domain proceedings in respect of the leased premises.

3.26    No Undisclosed Liabilities. To the Knowledge of Seller, as of the date hereof, all Liabilities of the Company of a type that would be required to be shown on the Financial Statements in accordance with GAAP have been (i) stated adequately on the Base Balance Sheet or the notes thereto, (ii) reflected on Schedule 3.26 or the other Disclosure Schedules furnished to Buyer hereunder, (iii) reflected in the calculation of Final Working Capital, or (iv) incurred after the date hereof in the Ordinary Course of Business.

3.27    Disclaimer of Other Representations and Warranties. Except as expressly set forth in this ARTICLE III, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby makes the following representations and warranties to the Seller:
4.1    Authorization.
(a)    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to execute and deliver this Agreement and the Related Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and any applicable Related Agreements by Buyer has been duly authorized by all requisite corporate action on the part of Buyer.
(b)    This Agreement and the Related Agreements have been duly executed and delivered by Buyer and, assuming the due execution and delivery of this Agreement, and, as applicable, the Related Agreements, by the Seller, constitute valid and binding obligations of Buyer enforceable in accordance with their terms except as may be limited by applicable bankruptcy, reorganization, insolvency, or moratorium.
4.2    Consents.
(a)    Except as listed or described on Schedule 4.2, the execution and delivery of this Agreement by Buyer does not conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under (i) the certificate of incorporation, bylaws, or any other constituent or governing documents of Buyer, or (ii) any Law or judgment, order or award to which Buyer is a party or by which Buyer may be subject.
(b)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Government entity, is required to be obtained or made by or with respect to Buyer under any applicable Law in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of the transactions contemplated hereby to be performed by it.
4.3    Actions. There is no pending Action that has been commenced against Buyer that challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereunder. To the actual knowledge of Buyer after reasonable inquiry, no such Action has been threatened.
4.4    Brokers, Finders. No finder, broker, agent, or other intermediary acting on behalf of Buyer, directly or indirectly, is entitled to a commission, fee, or other compensation or obligation for which Seller may be liable in connection with the negotiation or consummation of this Agreement or any applicable Related Agreement or any of the transactions contemplated hereby.
4.5    Financial Capability. Buyer has sufficient funds available to it to pay the Closing payment and any post-Closing adjustment thereto (if any) and the fees and expenses of Buyer related to the transactions contemplated by this Agreement and the Related Agreements and to enable Buyer to perform all of its obligations thereunder. Buyer knows of no circumstance or condition that could be reasonably expected to prevent the availability at the Closing of such cash. Buyer acknowledges and agrees that notwithstanding anything to the contrary contained herein, its obligation to consummate the transactions contemplated hereby is not subject to any financing contingency or condition.
4.6    Disclaimer of Other Representations or Warranties. Except as expressly set forth in this ARTICLE IV, Buyer makes no representation or warranty, express or implied, at law or in equity, in connection with this Agreement or this transaction, and no Person is authorized to make any such representation or warranty on behalf of Buyer, and any such other representations or warranties are hereby expressly disclaimed.
ARTICLE V
COVENANT NOT TO COMPETE; COVENANT NOT TO SOLICIT
In consideration of the consummation of the transactions contemplated hereby and by the Related Agreements:
5.1    Non-Compete. The Seller agrees that it shall not directly or indirectly through any entity, as a principal, partner, shareholder, member, agent, consultant or otherwise, install or support point of sale systems and related mobility solutions in, or sell any product or service sold by the Business prior to the Closing Date to, any Competitive Retailers, anywhere in the United States (including territories and possessions thereof) and Canada during the Restrictive Period; provided, that the foregoing shall not prohibit the Seller from owning 5% or less of the outstanding equity securities of a publicly traded entity. “Competitive Retailers” means Supermarkets, Big Box

Stores, Gas Stations and Drug Stores. “Supermarket” means a self-service, retail establishment that sells primarily food and household goods to the public, but shall not include other restaurants. “Big Box Store” means a free-standing, retail establishment having more than 50,000 square-feet of retail floor space offering general or specialty merchandise to the public at discount prices and with limited service. “Gas Station” means a retail station at which motor vehicles can be refueled. “Drug Store” means a retail establishment that sells primarily pharmaceuticals, medical supplies and personal care products to the public.
5.2    Non-Solicit. Each Party agrees that, during the Restrictive Period, it shall take no action, formal or informal, direct or indirect, to (A) solicit the employment of any person while such person is, or was within the twelve (12) month period prior to his or her solicitation of employment, an employee of the other Party or one of its Affiliates other than through general advertising not specifically directed at such employee, (B) hire any employee of the other Party while such person is, or was within the twelve (12) month period prior to his or her offer of employment, an employee of the other Party or one of its Affiliates, or (C) solicit, entice, induce or encourage any employee of the other Party or any consultant or independent contractor of the other Party to terminate his, her or its relationship with the other Party in order to become an employee of, or a consultant or independent contractor to, a person other than the other Party; provided that the foregoing shall not apply to the Hired Employees (as defined below).
5.3    Enforceability. The Parties acknowledge that the foregoing restrictions are reasonable and agree that in the event of any breach thereof the harm to a Party will be irreparable and without adequate remedy at law and therefore that injunctive relief with respect thereto will be appropriate. In the event that a court of competent jurisdiction determines, in an Action brought by or on behalf of a non-offending Party, that any of the foregoing provisions are unenforceable as stated, the Parties intend that such restrictions be modified to permit the maximum enforceable restriction relating to such provisions.
5.4    Time Period. For purposes of this Agreement, “Restrictive Period” shall mean a period beginning on the Closing Date and ending on the fourth anniversary thereof.
ARTICLE VI
PRE-CLOSING COVENANTS OF THE PARTIES
6.1    Conduct of Business Until Closing.
(a)    Except as set forth on Schedule 6.1(a) or otherwise provided in this Agreement, from and after the date of this Agreement through the Closing, the Seller will: (i) conduct the operations of the Business in the Ordinary Course of Business, and (ii) use commercially reasonable efforts to: (A) preserve its relationships and goodwill with customers, suppliers, distributors, creditors and employees, (B) maintain its books, accounts and records, and (C) in all material respects comply with any applicable Laws. Nothing contained in this Agreement will give Buyer, directly or indirectly, rights to control or direct the operations of the Business prior to the Closing. Subject to the terms and conditions of this Agreement, through the Closing, the Seller will exercise complete control and supervision of the Business.

(b)    Notwithstanding the foregoing, except as Buyer may otherwise consent to in writing (which consent shall not be unreasonably conditioned, delayed or withheld) on and after the date hereof and prior to the Closing Date with respect to the Business, the Seller agrees (in respect of the Business) not to take any of the following actions on or prior to the Closing:
(i)    amend its certificate of incorporation or bylaws (or equivalent governing documents) in any manner which would reasonably be expected to adversely affect the transactions contemplated hereby;
(ii)    sell, lease, license, transfer, encumber or otherwise dispose of any of the Assets or any interests therein to the Business, other than Permitted Liens or Assets used, consumed, replaced or sold in the Ordinary Course of Business;
(iii)     make any loans, capital contributions or advances to, or guarantees for the benefit of, any Person, or otherwise incur, assume or guarantee any Indebtedness;
(iv)     sell, transfer, assign, lease, sublease, license or otherwise encumber or dispose of any Business Intellectual Property other than in the Ordinary Course of Business and Seller agrees to take all reasonable steps to maintain Seller’s rights in and to the Business Intellectual Property;
(v)    change in any material respect the accounting principles or practices used by it in the preparation of the Financial Statements or revalue or reclassify in any material respect any of the Assets or the Assumed Liabilities, except as required by GAAP;
(vi)     change in any material respect its pricing policies or credit practices, the rate or timing of its payment of accounts payable or its collection of accounts receivable or change its earnings accrual rates on Contracts, except as required by GAAP;
(vii)    fail to pay any creditor any amount owed to such creditor in the Ordinary Course of Business in accordance with the Seller’s business practices, unless such amount is being contested or disputed in good faith by the Seller;
(viii)    except for the purchase of supplies in the Ordinary Course of Business, make any capital expenditures or commitments for capital expenditures, either involving more than $50,000.00;
(ix)    enter into, terminate, renew, amend, assign, convey, encumber, waive or otherwise transfer in whole or part any right under any Material Contract, or cancel, modify or waive debts or claims held by it or waive any rights having a value of more than $50,000 in the aggregate, except in the Ordinary Course of Business;
(x)    enter into any lease of real estate, whether as lessor or lessee;
(xi)     take or fail to take any action that will cause a termination of or material breach or default under any Material Contract;

(xii)    waive, release, assign, settle, compromise or take any material action for any pending or threatened Action in any way which would have any adverse impact upon, or create any Liability, for Buyer or, after the Closing, the Business, other than the prosecution, defense and settlement (for monetary damages only) of an Action not material to the Business, in the Ordinary Course of Business consistent with past practice or with respect to the Retained Litigation;
(xiii)    except as set forth on Schedule 6.1(b), as may be required by applicable Law, in accordance with the terms of an existing Contract or any Plan, with respect to the payments to be made on or after the Closing as set forth on Schedule 6.1(b) or with respect to any individual who is not, or has indicated to the Seller, which has been communicated to Buyer, that such individual will not be, a Hired Employee, (A) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former Business Employee, (B) increase or accelerate the payment or vesting of benefits payable under any existing severance, retention or termination pay policies or employment agreements with or effecting a Business Employee, (C) enter into or amend any employment, consulting, deferred compensation or other similar agreement with any Business Employee, other than execution of the Seller’s standard employment terms and conditions by new Business Employees in the Ordinary Course of Business, (D) establish, adopt or amend any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former Business Employee, or any beneficiaries thereof, except as required by applicable Law or as set forth on Schedule 6.1(b)(xiii)(D), (E) undertake any office closing or Business Employee layoffs, (F) increase the compensation, bonus or other benefits payable or to become payable to any Business Employee except in the Ordinary Course of Business; or (G) hire a new Business Employee or otherwise terminate a Business Employee, other than for cause;
(xiv)    except as provided for in this Agreement, enter into any Contract containing covenants binding on the Business or with respect to the Business or Seller not to (A) compete in any line of business with any Person or in any geographic area or (B) hire any individual or group of individuals; or
(xv)    agree, resolve or commit to do any of the foregoing or any other action that would cause any of the conditions to the consummation of the transactions contemplated by this Agreement to not be satisfied.
6.2    Notification of Certain Matters. The Seller may deliver to Buyer no later than the end of the fifth (5th) Business Day prior to the Closing Date a true and complete schedule of changes (the “Update Schedule”) to any of the information contained in any of the Schedules to ARTICLE III (including adding new Schedules, if necessary), which changes are required to make the representations and warranties accurate or complete as of the date of such Update Schedule. Any supplemental information included in any Update Schedule that discloses changes that are required only as a result of events or circumstances occurring subsequent to the date hereof shall be deemed to modify the representations and warranties of Seller under ARTICLE III solely for the purposes of any claims for indemnification under ARTICLE X. Any supplemental information to the Schedules to ARTICLE III included in an Update Schedule after the date hereof shall not be deemed to modify the representations and warranties made in this Agreement with respect to the satisfaction of the closing conditions in ARTICLE IX.
6.3    Access Pending Closing. Subject to applicable Law and confidentiality restrictions, the Seller shall, at all reasonable times prior to Closing, make the properties, management, and books and records of the Seller, in respect of the Business and management employees of the Business, available during normal business hours to Buyer, its representatives, financial advisors, consultants, lenders and auditors, and the Seller shall and shall cause the Business Employees to furnish or cause to be furnished to such Persons during such period all such information and data concerning the same as such Persons may reasonably request; provided, however, that in no event shall the Seller be required to furnish or cause to be furnished any information or data concerning Business Employees that might reasonably be deemed to be in violation of any applicable Law or contractual obligation of the Seller. Notwithstanding the foregoing, the Seller may limit the foregoing access to the extent it reasonably deems necessary to avoid any material disruption of the Business.
6.4    Confidentiality; Announcements.
(a)    The Parties acknowledge that the terms, provisions and covenants of the Confidentiality Agreement entered into between the Parties prior to the date hereof (the “Confidentiality Agreement”) shall remain in full force and effect until the Closing.
(b)    From and after the Closing, each Party shall, to the extent that it has obtained (or retains) any confidential or proprietary information of the other Party, treat such information as confidential to the same extent that such Party treats its own confidential and proprietary information.
(c)    The Parties agree that no press release or other public statement concerning the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby shall be issued or made without the prior written approval of both the Seller and Buyer (which approval shall not be unreasonably withheld), except as required by the rules of any national securities exchange, national securities association or over-the-counter market, foreign or domestic, as applicable, or applicable Law, in which case the Party making such disclosure will first provide to the other Party the text of the proposed disclosure, the reasons such disclosure is required and the time and manner in which the disclosure is intended to be made.
6.5    Payment of Indebtedness; Release of Liens. At or prior to the Closing, the Seller shall repay in full, all Indebtedness and/or other obligations secured by Liens (other than Permitted Liens) on any Asset and obtain the release of any and all such Liens, and the Seller shall otherwise ensure that the Assets subject to such Liens are transferable, free and clear of any and all Liens (other than Permitted Liens) at the Closing.

6.6    Regulatory and Other Authorizations; Consents. Prior to the Closing, each Party will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents and approval to obtain (a) in the case of the Seller, the third party consents set forth on Schedule 3.3 and (b) in the case of Buyer, the third party consents set forth on Schedule 4.2. Notwithstanding anything to the contrary set forth in this Agreement, solely for purposes of this Section 6.6, Schedule 3.3 shall be deemed to include, in addition to any and all Assumed Contracts that constitute Material Contracts and that are required to be set forth therein, any other Material Contract that would be required to be set forth on Schedule 3.3 if the references in Section 3.13(a)(v) to “$1,000,000.00” were references to “$500,000.00”. Each Party further agrees to cooperate in obtaining any other consents and approvals that may be reasonably requested by a Party in connection with the transactions contemplated by this Agreement and the other agreements executed in connection herewith; provided, however, that neither Party shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval.
6.7    No Solicitation; Other Offers.
(a)    Subject to Section 6.7(b), from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 11.2(a), Seller shall not, nor shall it authorize or permit any of its subsidiaries, or any of its or their respective officers, directors or employees of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) to (i) directly or indirectly solicit, initiate or encourage the submission of any Acquisition Proposal, (ii) enter into any letter of intent, agreement in principle, acquisition agreement or any other agreement with respect to any Acquisition Proposal (each, a “Third Party Acquisition Agreement”), or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Seller shall, and shall cause its subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal.
(b)    Notwithstanding anything to the contrary in Section 6.7(a), at any time after the date of this Agreement and prior to the earlier of the Effective Time and termination of this Agreement pursuant to Section 11.2(a), the Seller may, in response to an unsolicited Acquisition Proposal which did not result from a breach of the Seller’s obligations under this Section 6.7, (i) furnish information with respect to the Seller and its Affiliates to the Person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement, and (ii) participate in discussions or negotiations with such Person and its Representatives regarding any Acquisition Proposal, if the board of directors of the Seller (the “Seller Board”) (A) believes in good faith the Acquisition Proposal to be bona fide, (B) determines in good faith (after consultation with outside legal counsel and a qualified financial advisor) that the unsolicited Acquisition Proposal sets forth the principal terms and conditions of a transaction that if consummated would be fair to the stockholders of Seller from a financial point of view, and is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal, (C) determines in good faith (after consultation with outside legal counsel and a qualified financial advisor) that Seller’s ability to consummate the transactions contemplated by the Acquisition Proposal would be materially impaired by the consummation of the transactions contemplated by this Agreement, and (D) determines that the failure to take any of the above actions would reasonably be determined to be a breach of its fiduciary duties to the stockholders of the Seller under Ohio Law; provided, however, that the Seller shall promptly provide to Buyer any material non-public information concerning the Seller or any of its Affiliates that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided to Buyer.
(c)    Except as expressly permitted by this Section 6.7(c), (i) neither the Seller nor any of its subsidiaries shall approve, publicly propose or enter into any Third Party Acquisition Agreement, (ii) neither Seller nor any of its subsidiaries shall release any third party from, or waive any provisions of, any confidentiality agreement to which Seller is a party except to the extent the Seller Board determines in good faith (after consultation with outside legal counsel) that the failure to so waive the applicable provisions of a confidentiality agreement would reasonably be determined to be breach of the Seller Board’s fiduciary duties to the stockholders of Seller under Ohio Law, and (iii) neither the Seller Board nor any committee thereof shall agree or resolve to take any actions set forth in clause (i) or (ii) of this sentence. Notwithstanding the foregoing, subject to Section 6.7(d), if the Seller Board (A) receives an Acquisition Proposal that has not resulted from a breach of Seller’s obligations under this Section 6.7 and that it determines in good faith (after consultation with outside legal counsel and a qualified financial advisor) that the unsolicited Acquisition Proposal sets forth the principal terms and conditions of a transaction that if consummated would be fair to the stockholders of Seller from a financial point of view, and is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal, (B) determines in good faith (after consultation with outside legal counsel and a qualified financial advisor) that the Seller’s ability to consummate the transactions contemplated by the Acquisition Proposal would be materially impaired by the consummation of the transactions contemplated by this Agreement, and (C) determines in good faith (after consultation with outside legal counsel) that failure to take any of the following actions would reasonably be determined to be breach of its fiduciary duties to the stockholders of Seller under Ohio Law, then the Seller Board may cause Seller to enter into a Third Party Acquisition Agreement with respect to such Acquisition Proposal, but only if Seller shall have concurrently with entering into such Third Party Acquisition Agreement terminated this Agreement pursuant to Section 11.2(a)(iii).

(d)    If the Seller Board determines to authorize the Seller to enter into a Third Party Acquisition Agreement with respect to an Acquisition Proposal as provided in the second sentence of Section 6.7(c), the Seller may only enter into such Third Party Acquisition Agreement (i) at a time that is after the end of the fifth (5th) Business Day following Buyer’s receipt of written notice from the Seller (a “Seller Adverse Recommendation Notice”) advising the Buyer that the Seller Board intends to authorize the Seller to enter into such Third Party Acquisition Agreement, which notice shall contain a copy of the Acquisition Proposal to which such Third Party Acquisition Agreement relates and other material transaction documents; provided, that any material amendment to or modification of the terms of such Acquisition Proposal after the initial Seller Adverse Recommendation Notice shall require a new Seller Adverse Recommendation Notice and five (5) additional Business Days plus the remaining days, if any, from the five (5) Business Day period referred to above, it being understood that any change in the purchase price or form of consideration in such Acquisition Proposal shall be deemed a material amendment or modification) affording Buyer an opportunity to make an alternative proposal, and (ii) if prior to the expiration of such five (5) Business Day period, Buyer does not make a proposal to adjust the terms and conditions of this Agreement that the Seller Board determines in good faith (after consultation with a qualified financial advisors and outside legal counsel) to be at least as favorable as the Acquisition Proposal after giving effect to, among other things, the payment of the Breakup Fee and all the changes proposed by Buyer in response to the Seller Adverse Recommendation Notice or otherwise.
(e)    For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer relating to a possible (A) amalgamation, merger, consolidation, tender offer or similar transaction involving the Seller’s entire business, including the Business; (B) sale, lease or other disposition, directly or indirectly (including by way of merger, consolidation, share or unit exchange or otherwise) of all or substantially all of the Seller’s assets, including the Assets, whether in a single transaction or a series of related transactions; (C) issuance, sale or other disposition of (including by way of merger, consolidation, share or unit exchange or otherwise) Seller’s securities (or options, rights or warrants to purchase or securities convertible into, such securities) other than option grants to employees of the Seller in the Ordinary Course of Business or any issuance, sale or other disposition that will close after the Closing Date and shall not preclude the consummation of the Closing; (D) liquidation, dissolution, recapitalization or other similar type of transaction with respect to Seller other than any such transaction that will close after the Closing Date and shall not preclude the consummation of the Closing; (E) transaction which is similar in form, substance or purpose to any of the foregoing transactions; or (F) public announcement of an agreement, proposal, plan or intent to do any of the foregoing; provided, however, that the term “Acquisition Proposal” will not include the transactions contemplated hereby.

6.8    IBM. The Buyer shall use its reasonable best efforts to execute IBM’s standard “business partner agreement” in IBM’s then current form (a “Business Partner Agreement”) prior to Closing.
ARTICLE VII
POST-CLOSING COVENANTS
7.1    Cooperation. From and after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments, and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement. Seller shall use commercially reasonable efforts to facilitate the filing of any claim eligible for coverage under any of Seller’s insurance policies. In connection with the Assumed Liabilities assumed by Buyer and the Retained Liabilities retained by the Seller pursuant to this Agreement, each of the Parties hereto shall, and shall cause their Affiliates and employees to, aid, cooperate with and assist the other Party in their defense of such Assumed Liabilities or Retained Liabilities, by, among other things, providing such other Party with full access to pertinent records at such times as such other party or parties may reasonably request.
7.2    Taxes.
(a)    Seller will be responsible for preparing and timely filing (and Buyer will cooperate with Seller in preparing and filing) any Tax Returns required with respect to any Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby, and Buyer shall reimburse Seller for one-half of the costs of preparing any such Tax Returns. Seller will provide to Buyer a true copy of each such Tax Return as filed and evidence of the timely filing thereof. Each Party shall be liable for one-half of all Transfer Taxes as provided in Section 2.12. Following the filing of any Tax Returns required with respect to any Transfer Taxes pursuant to this Section 7.2(a), Seller will be responsible for preparing and timely filing (and Buyer will cooperate with Seller in preparing and filing) any claims for refund or amended Tax Returns with respect to any Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby, to the extent that a Tax refund would result thereby, including on account of an adjustment to the fair value on account of an allocation of Purchase Price to the Tangible Personal Property and Inventory following the determination of the Final Working Capital pursuant to the penultimate sentence of Section 2.10(a) or otherwise. Seller will provide to Buyer a true copy of each such claim for refund or amended Tax Return as filed and evidence of the timely filing thereof. Seller shall pay or remit or cause to be paid or remitted to Buyer one-half of any Tax refund or the value of any Tax credit received or credited to Seller on account thereof, promptly following the receipt of credit thereof.
(b)    The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Business and with respect to the ownership of the Assets for periods ending on or before the Effective Time (a “Pre-Closing Period”). Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to Tax Periods ending after the Closing Date. The Seller shall be responsible for and shall pay all Taxes, except Taxes that constitute

Assumed Liabilities, that are incurred as a result of the operation of the Business or the ownership of the Assets through and including the Closing Date. Buyer shall be responsible for and shall pay all Assumed Taxes and all Taxes that are incurred as a result of the operation of the Business or the ownership of the Assets for any period beginning after the Closing Date. In the case of a Tax other than an Assumed Tax that is attributable to both a Tax period both before and after the Closing Date, the liability for such Tax will be allocated between the Seller and the Buyer on the closing of the books method.
7.3    Names Following Closing.
(a)    Buyer hereby acknowledges that all right, title and interest in and to (i) the names set forth on Schedule 7.3 and any other trademarks or logos of the Seller or any of its Affiliates, together with all variations, derivatives and acronyms thereof and all trademarks, service marks, domain names, trade names, trade dress, company names and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing (collectively, the “Retained Names”), and (ii) the other Excluded Intellectual Property, are owned exclusively by the Seller. Buyer further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names or the Excluded Intellectual Property, except as provided in this Section 7.3.
(b)    After the Closing, Buyer and its Affiliates shall have the right to (i) sell existing physical inventory, (ii) use existing packaging, labeling, containers, stationery, business forms, supplies, advertising and promotional materials and any similar materials bearing the Retained Names, (iii) license Business Software which, in its form existing as of the Closing, will cause Retained Names to appear in certain screen displays generated thereby or in documentation printed out by the Business Software (“Existing Materials”) for 120 days following the Closing; provided, however, that neither Buyer nor any of its Affiliates shall take any action that could reasonably be expected to impair the value of the Retained Names; provided further, however, that when using the Existing Materials in the context of entering into or conducting contractual relationships, Buyer shall make clear to all other applicable parties that Buyer, rather than the Seller or its Affiliates, is the party entering into or conducting the contractual relationship; provided further, however, that personnel of Buyer or its Affiliates using the Existing Materials shall not, and shall have no authority to, hold themselves out as officers, employees or agents of Seller or any Affiliate of Seller. Buyer and its Affiliates shall comply with all applicable Laws in any use of packaging or labeling containing the Retained Names.
(c)    Buyer shall use reasonable efforts to minimize its use of the Retained Names, and, in any event, shall cease using the Retained Names on fixed assets as soon as practicable and in any event within 120 days after the Closing. Buyer shall remove all references to the Retained Names in the Business Software, including all coding that would cause the Business Software to display Retained Names in certain screen displays generated thereby or to include Retained Names in documentation printed out by the Business Software, within 120 days following the Closing, by creating a new release or version of the Business Software, and thereafter the prior versions shall no longer be marketed or newly licensed to customers, and all existing customers under support or maintenance contract for any such Business Software shall receive a version or release so revised, as part of the next distribution of updates in the ordinary course of the applicable maintenance or support agreements. Notwithstanding any provision hereof to the contrary, for 120 days after the Closing, Buyer and its Affiliates may indicate that the Business was “formerly known as Agilysys RSG” (or similar reference).
(d)    Except as expressly provided in this Section 7.3, no other right to use the Retained Names is granted by the Seller to Buyer or its Affiliates, whether by implication or otherwise, and nothing hereunder permits Buyer or any of its Affiliates to use the Retained Names on any documents, materials, products or services other than in connection with the Existing Materials. Buyer shall ensure that all use of the Retained Names as provided in this Section 7.3 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Retained Names were used in the Business prior to the Closing. Any and all goodwill generated by the use of the Retained Names under this Section 7.3 shall inure solely to the benefit of the Seller. In no event shall Buyer or its Affiliates use the Retained Names in any manner that may damage or tarnish the reputation of the Seller or the goodwill associated with the Retained Names.
(e)    Buyer agrees that the Seller shall not have any responsibility for claims by third parties arising out of, or relating to, the use by Buyer or its Affiliates of any Retained Names after the Closing. Notwithstanding anything in this Agreement to the contrary, Buyer hereby acknowledges that Seller, in addition to any other remedies available to it for any breach or threatened breach of this Section 7.3, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining Buyer and any of its Affiliates from any such breach or threatened breach.
7.4    Books and Records. From and after the Closing, upon reasonable prior written notice, the Seller shall provide to Buyer and its Affiliates and their representatives with reasonable access (on-site or otherwise) during normal business hours, to all books and records of the Seller (other than the Transferred Records) to the extent such books and records relate to the Business and are not subject to the Attorney-Client privilege, Work Product doctrine, or other similar privilege (unless pursuant to a joint defense or similar agreement), including, but not limited to, accounting and Tax records, insurance policies, sales and purchase documents, notes, memoranda, test records and any other electronic or written data pertaining or relating to the Business for the period prior to the Effective Time for any reasonable purpose. Neither Party shall be required by this Section 7.4 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations. Anything to the contrary in this Agreement notwithstanding, Seller shall not be required to provide any person with any Tax Return (or copy thereof) of Seller.
7.5    Certain Releases.The Parties agree that the Seller shall prepare and issue a press release and file a Form 8-K and other disclosure under the Securities Exchange Act of 1934, as amended, and any other applicable federal, state or foreign securities laws, concerning the execution and delivery of this Agreement and the transactions contemplated hereby. The Parties agree that no other press release or other public statement concerning the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby shall be issued or made without the prior written approval of both the Seller and the Buyer (which approval shall not be unreasonably delayed, conditioned or withheld), except as required by the rules of any national securities exchange, national securities association or over-the-counter market, foreign or domestic, as applicable, or applicable law or regulation, in which case the Party making such disclosure will first provide to the other Party the text of the proposed disclosure, the reasons such disclosure is required and the time and manner in which the disclosure is intended to be made. This shall not limit the Buyer’s right to communicate the Closing of the transaction directly to the customers and suppliers of the Business.
ARTICLE VIII
EMPLOYEE MATTERS
8.1    Employee and Plan Matters.
(a)    Prior to the Closing, Buyer shall make contingent offers of employment to each of the Business Employees to commence employment with Buyer as of 12:01 a.m. on the Closing Date; provided, however, that subject to the provisions of Section 8.1(g), no such offer of employment shall be required to be extended to any Non-Active Employee. Buyer’s offers of employment will collectively provide for compensation, performance-based incentive plans, “employee benefit plans” (within the meaning of Section 3(3) of ERISA), one or more defined contribution plans that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code, and welfare benefit plans that are, in the aggregate, substantially similar to those offered by Seller to each Business Employee immediately prior to the Effective Time (including equity based benefits). Such offers may be contingent upon such Business Employees satisfactorily meeting Buyer’s normal screening and hiring practices and procedures (including, without limitation, I-9 forms, drug testing and background checks). The Seller will cooperate with the Buyer in its efforts to hire such individuals. The employment of any Business Employee who accepts Buyer’s offer and is hired by Buyer (“Hired Employees”), shall be effective as of 12:01 a.m. on the Closing Date.
(b)    As of the Effective Time, each Hired Employee shall cease participation in the welfare benefit plans of Seller and its Affiliates (each, a “Seller Welfare Plan”) and immediately commence participation in the welfare benefit plans maintained, administered or contributed to by Buyer and its Affiliates made available to such Hired Employees, without any waiting time (to the extent that coverage replaces coverage under a comparable Seller Welfare Plan, in which such Hired Employee participated immediately prior to Closing). Seller shall retain exclusive responsibility for and shall satisfy any retiree medical or life insurance benefits payable under any Seller Plan.
(c)    Seller and its Affiliates shall be responsible for claims incurred under a Seller Welfare Plan for Hired Employees and their beneficiaries and dependents prior to the Effective Time. All claims incurred under welfare benefit plan of Buyer or its Affiliates by Hired Employees and their beneficiaries and dependents at or after the Effective Time shall be the responsibility of Buyer. For purposes of this Section 8.1(c), the following claims shall be deemed to be incurred as follows: life, disability, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits; and health or medical, dental, vision care and/or prescription drug benefits, upon provision of such services, materials or supplies.

(d)    Seller shall have sole responsibility for “continuation coverage” benefits for any Business Employee and all “qualified beneficiaries” of any Business Employee for whom a “qualifying event” occurs on or prior to the Effective Time (including all qualifying events that occur in connection with the consummation of the transactions contemplated by this Agreement). The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meanings ascribed to them under Section 4980B of the Code.
(e)    The Buyer’s workers’ compensation program shall be responsible for all claims for benefits that are based upon events or conditions occurring after the Effective Time by participating Hired Employees. Seller’s workers’ compensation program shall be responsible for all claims for benefits that are based upon events occurring prior to the Effective Time by participating Hired Employees.
(f)    The Buyer and Seller agree to comply with the Standard Procedure described in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320 (the “Standard Procedure”). With respect to U.S. Hired Employees, Seller shall, in accordance with Revenue Procedure 2004-53, assume all responsibility for preparing and filing Form W-2, Wage and Tax Statements; Form W-3, Transmittal of Income and Tax Statements; Form 941, Employer’s Quarterly Federal Tax Returns; Form W-4, Employee’s Withholding Allowance Certificates; and Form W-5, Earned Income Credit Advance Payment Certificates (collectively, the “Employee Withholding Documents”) with regard to wages paid through the day before the Closing Date. The Buyer shall assume all responsibility for preparing and filing the Employee Withholding Documents with regard to wages paid to U.S. Hired Employees on and after the Closing Date. The Buyer and Seller shall cooperate in good faith to the extent necessary to permit each of them to comply with the Standard Procedure.
(g)    If any Non-Active Employee is able to return to full time employment prior to the six (6) month anniversary of the Closing Date, Buyer shall make offers of employment to such Business Employees at such time. In any such case, all of the provisions of this Section 8.1 with respect to Hired Employees who become such as of the first day following the Closing Date shall apply mutatis mutandis to such Non-Active Employees who become employees of Buyer during such period, in which case such Non-Active Employees shall become and be deemed Hired Employees for all purposes of this Agreement; provided, that all determinations that are made as of the Effective Time or the Closing Date as herein above set forth in this Section 8.1 which are applicable to Hired Employees who become such as of the first day following the Closing Date shall instead be made, with respect to each such Non-Active Employee who so becomes a Hired Employee, as of the first day that each such Non-Active Employee so becomes a Hired Employee.
(h)    WARN Laws.
(i)    Seller shall be responsible for providing or discharging any and all notifications, benefits and liabilities (including any applicable severance pay) to Business Employees (including Hired Employees) and governmental authorities required by WARN Laws or by any other applicable Law relating to employee separations that occur before the Closing Date. Buyer shall be responsible for providing or discharging any and all notifications, benefits and liabilities (including any applicable severance pay) to Hired Employees and governmental authorities required by WARN

Laws or by any other applicable Law relating to subsequent plant closings employee separations that occur following the Closing Date.
(ii)     For the ninety-one (91)-day (inclusive) period immediately following the Closing Date, Buyer shall not, and shall cause any successor or permitted assign of any portion of the Business (including, for the avoidance of doubt, the Hired Employees and any Assets transferred pursuant to the terms of this Agreement) not to, cause or permit to be implemented any plant closing, mass layoff or other termination (whether actual or constructive) of the Hired Employees which, either alone or in the aggregate (with each other and/or with any plant closing, partial closing, mass layoff or other termination of employees occurring on or prior to the Closing Date), would reasonably be expected to create any notice obligation or liability for Seller under The Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar applicable Law (collectively, the “WARN Laws”).
(i)    No provision of this Agreement shall create any third-party beneficiary rights in any person or organization, including without limitation employees or former employees (including any beneficiary or dependent thereof) of Seller or any Affiliate of Seller, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Plan, and no provision of this Agreement shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any Plan, including the currently existing Employee Plans/Agreements. No provision in this Agreement is intended to or shall be deemed to amend, modify, or establish any Plan that is currently or may in the future be sponsored, maintained, or contributed to by the Buyer or its Affiliates.
(j)    Nothing in this Section 8.1 shall be construed to limit the right of Buyer or any of its subsidiaries to amend or terminate any plan, to the extent such amendment or termination is permitted by the terms of the applicable plan. Except as provided in Section 8.1(g), nothing in this Agreement is intended to require Buyer to continue the employment of any Business Employee for any period of time or to limit the right of Buyer to terminate the employment of any Business Employee at any time for any reason or for no reason.
(k)    If any Contract Business Employee who is a Business Employee immediately prior to Closing does not become a Hired Employee at Closing and during the Restrictive Period the Seller terminates the employment of such Contracted Business Employee (a “Terminated Contracted Business Employee”), the Seller agrees that it will use its commercially reasonable efforts to cause any non-competition provisions of the Employment Agreement for such Terminated Contracted Business Employee to be assigned to the Buyer (such document effecting the assignment being a “Non-Compete Assignment”) and, if applicable, to exercise, in connection with such termination, the Seller’s option to extend any non-competition provisions of the Employment Agreement of such Terminated Contracted Business Employee as provided therein; provided that in no instance shall the Seller be obligated to pay any amount for the exercise of such option and Buyer agrees that it shall be solely responsible, and shall indemnify Seller, for any such amount. The Buyer acknowledges and agrees that (i) Seller shall not be required to remit any funds or pay any amounts to the Terminated Contracted Business Employee in connection with the assignment or under the terms of the Non-Compete Assignment (other than any severance or other payment obligations Seller may have to such Terminated Contracted Business Employee under the respective Employment Agreement), and (ii) Seller otherwise shall have no liability to (x) any Terminated Contracted Business Employee with respect to the assignment of the non-compete or under the terms of the Non-Compete Assignment (other than any severance or other payment obligations Seller may have to such Terminated Contracted Business Employee under the respective Employment Agreement) or (y) Buyer in connection with the assignment or under or with respect to the terms of the Non-Compete Assignment.
ARTICLE IX
CONDITIONS TO CLOSING
9.1    Conditions Precedent to Obligations of Buyer. The obligations of Buyer to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Buyer:
(a)    All representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing, and the Seller shall have performed or complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing;
(b)    The Seller shall deliver to Buyer at the Closing a certificate certifying that the conditions stated in Section 9.1(a) have been fulfilled;
(c)    On the Closing Date, there shall exist no valid judicial order which would prohibit the consummation of the transactions contemplated by this Agreement or the Related Agreements;
(d)    The Seller shall have delivered to Buyer all of the documents required to be delivered by it under Section 2.7;
(e)    The Seller shall have obtained those consents set forth on Schedule 9.1(e) and shall have delivered copies of such consents to Buyer;
(f)    IBM shall have offered a Business Partner Agreement to Buyer; and
(g)    The Seller shall have caused all Indebtedness (other than Permitted Liens) impairing the Assets to have been paid in full and/or all related liens, charges, encumbrances, guaranties, mortgages and security interests granted pursuant to such Indebtedness (other than Permitted Liens) to have been released.

9.2    Conditions Precedent to Obligations of Seller. The obligations of the Seller to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by the Seller:
(a)    All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and Buyer shall have performed or complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.
(b)    Buyer shall deliver to the Seller at the Closing a certificate of an officer of Buyer certifying that the conditions stated in Section 9.2(a) have been fulfilled;
(c)    On the Closing Date, there shall exist no valid judicial order which would prohibit the consummation of the transactions contemplated by this Agreement or the Related Agreements; and
(d)    Buyer shall have delivered to the Seller all of the documents required to be delivered by it under Section 2.8.
ARTICLE X
INDEMNIFICATION
10.1    Survival of Representations and Warranties and Covenants.
(a)    All representations and warranties of the Seller set forth in ARTICLE III and of Buyer set forth in ARTICLE IV shall survive the Closing and shall remain in effect for a period of sixteen (16) months after the Closing Date and shall thereupon terminate and be of no further force and effect; provided, however, that (i) the foregoing shall not apply to representations and warranties under Section 3.1(Organization), Section 3.2(Authorization), the first sentence of Section 3.5 (Title to Assets), Section 3.6(a) (Sufficiency of Assets), Section 3.9 (Brokers), and Section 3.26 (No Undisclosed Liabilities) (collectively, “Fundamental Representations”), which shall survive the Closing for the full period under any applicable statute of limitations (including any waiver, extension or mitigation thereof) plus one sixty (60) days and (ii) Section 3.11(Taxes) and Section 3.21(ERISA), which shall survive the Closing until the termination of the applicable statute of limitations (including any waiver, extension or mitigation thereof) plus sixty (60) days, and then each of (i) and (ii) shall thereupon terminate and be of no further force and effect.
(b)    The period for which a representation or warranty, covenant or agreement survives the Closing as provided in this Agreement is referred to herein as the “Applicable Survival Period”; provided, however, that this shall not prohibit any claim for Losses pursuant to Section 10.2 after such Applicable Survival Period with respect to Losses as to which the Seller has received written notice from Buyer in accordance with this ARTICLE X prior to the expiration of such Applicable Survival Period. Buyer acknowledges that the Seller has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided within this Agreement, and that Buyer is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in this Agreement.
10.2    Indemnification.
(a)    The Seller hereby agrees to indemnify and hold Buyer and its respective shareholders, members, managers, directors, officers, employees, subsidiaries, Affiliates, successors, assigns and agents of each of them (collectively, the “Buyer Indemnified Parties”) harmless from, against and in respect of, and waive any claim for contribution or indemnity with respect to, any and all claims, losses, damages, liabilities, obligations, expenses or costs, including, without limitation, reasonable attorneys’ fees and expenses (collectively, “Losses”) incurred by any of them to the extent resulting from or arising out of:
(i)    any breach of the representations and warranties contained in ARTICLE III;
(ii)     any breach of any covenant or obligation of the Seller contained in this Agreement;
(iii)     the ownership, possession and operation of the Excluded Assets; and
(iv)     the Retained Liabilities.
(b)    The Buyer hereby agrees to indemnify and hold the Seller and their respective members, managers, officers, employees, Affiliates, successors, assigns and agents of each of them (collectively, the “Seller Indemnified Parties”) harmless from, against and in respect of, and waive any claim for contribution or indemnity with respect to, any and all Losses incurred by any of them to the extent resulting from or arising out of, or alleged to result from or arise out of:
(i)    any breach of the representations and warranties contained in ARTICLE IV;
(ii)     any breach of any of the covenants or obligations of Buyer contained in this Agreement; and
(iii)     the Assumed Liabilities.
10.3    Participation in Litigation. In the event any suit or other proceeding is initiated against a Buyer Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) with respect to which the Indemnified Party alleges that the other Party is or may be obligated to indemnify such Indemnified Party hereunder (the “Indemnifying Party”), the Indemnifying Party shall be entitled to participate in such suit or proceeding, at its expense and by counsel of their choosing; provided that (a) such counsel is reasonably satisfactory to the Indemnified Party, and (b) the Indemnified Party shall retain primary control over such suit or proceeding. Each Party’s counsel shall be afforded access to all information pertinent to the suit or proceeding in question. The Indemnified Party shall be entitled to settle or otherwise compromise any such suit or proceeding; provided, that the Indemnified Party shall have notified the Indemnifying Party of such settlement or compromise, such settlement or compromise involves only the payment of money and provides a complete release of Liability of the Indemnified Party and the Indemnifying Party shall not have provided notice of objection (acting reasonably) thereto within 48 hours of receipt of the Indemnified Party’s notice; provided further, that the Indemnified Party may proceed with such settlement or compromise if the Indemnifying Party fails to provide a timely objection and/or if consent thereto is withheld unreasonably. Any settlement or compromise requiring action other than the payment of money or that does not provide a release of Liability shall require the consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.
10.4    Claims Procedure. In the event from time to time a Party seeks indemnification on behalf of an Indemnified Party, it shall promptly notify the Indemnifying Party in writing of the matter, specifying in detail the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that no delay on the part of the Indemnified Party to notify the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby materially prejudiced. Unless disputed in accordance with the terms of this Agreement, the Indemnifying Party shall pay any amount to be indemnified hereunder not more than ninety (90) days after receipt of notice from the Indemnified Party of the amount to be indemnified.
10.5    Purchase Price Adjustment. With respect to any indemnity payment under this ARTICLE X, the Parties agree to treat, to the extent permitted by Law, all such payments as an adjustment to the Final Purchase Price.
10.6    Limitation on Losses. The provisions for indemnity under Section 10.2(a)(i) shall be effective only when:
(a)    the claim for indemnification is brought within the Applicable Survival Period;
(b)    the Losses related to any individual event or fact, or series of related events or facts, exceed an amount equal to $15,000.00 in the aggregate (the “Covered Losses”); provided, however, all Losses suffered or incurred as a result of a breach of the Fundamental Representations, fraud or intentional misrepresentation shall not be subject to the requirement that such Losses exceed the Covered Losses threshold;
(c)    such Covered Losses for which indemnification is sought exceed $300,000.00 in the aggregate (the “Threshold”), in which case a Buyer Indemnified Party shall be entitled to indemnification of all of its Losses in excess of the Threshold; provided, however, all Losses suffered or incurred as a result of a breach of the Fundamental Representations, fraud or intentional misrepresentation shall not be subject to the requirement that such Losses exceed the Threshold. For the avoidance of doubt, any Losses that do not exceed the Covered Losses amount, other than any such Losses suffered or incurred as a result of a breach of the Fundamental Representations, fraud or intentional misrepresentation, shall not be counted for purposes of determining whether the Threshold has been met; and

(d)    except with respect to any Losses related to fraud, intentional misrepresentation, a breach of any Fundamental Representation, or an intentional breach of any covenant or obligation of the Seller contained in this Agreement, in no event shall the cumulative indemnification obligation of Seller under this ARTICLE X exceed an amount equal to fifteen percent (15%)of the Closing Payment, in the aggregate.
(e)    In addition, for purposes of determining the amount of Loss under this ARTICLE X, all of the representations and warranties of Seller set forth in ARTICLE III of this Agreement, and of Buyer set forth in ARTICLE IV of this Agreement, as the case may be, shall be read and interpreted without giving effect to any “materiality” qualifiers.
10.7    Exclusive Remedies. Anything contained in this Agreement to the contrary notwithstanding, the indemnification rights set forth in this ARTICLE X, all of which are subject to the terms, limitations, and restrictions of this ARTICLE X, shall be the exclusive remedy after Closing for monetary damages sustained as a result of a breach of a representation, warranty, covenant, or agreement under this Agreement, except that the foregoing shall not apply to any remedies for monetary damages that an Indemnified Party may have for intentional misrepresentation, fraud or intentional acts. In connection with the seeking of any non-monetary equitable relief, each of the Parties acknowledge and agree that the other Parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, in addition, such limitations set forth in this ARTICLE X shall not impair the rights of any of the Parties: (a) to seek non-monetary equitable relief, including (without limitation) specific performance or injunctive relief to redress any default or breach of this Agreement, including for the provisions of ARTICLE V and ARTICLE VII; or (b) to seek enforcement, collection, damages, or such non-monetary equitable relief to redress any default or breach of any Related Agreement to be delivered at Closing hereunder.
10.8    Certain Damages. In no event shall any Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” for purposes of this Agreement be deemed to include (a) (i) consequential, incidental or indirect damages, (ii) lost profits or (iii) punitive, special or exemplary damages (except, in each case, to the extent paid to a third party), or (b) with respect to a claim made by the Buyer for indemnification under this ARTICLE X, any Loss, Liability, damage or expense to the extent the same amount of such Loss, Liability, damage or expense was included in the calculation of Final Working Capital.
10.9    Determination of Losses. All indemnification payments under this ARTICLE X shall be paid to the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, (a) net of any insurance coverage actually paid to or on behalf of the Indemnified Party, and (b) net of any Tax benefits that are actually realized by the Indemnified Party.
10.10    Mitigation. Each Party shall take all commercially reasonable steps to mitigate any of its Losses (including, to the extent consistent with sound business judgment, incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Losses) upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto. The Parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

ARTICLE XI
MISCELLANEOUS PROVISIONS
11.1    Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the Party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section 11.1 for, or such other address as may be designated in writing hereafter by, such Party:
Kyrus Solutions, Inc.
c/o Clearlake Capital Group, L.P.
233 Wilshire Boulevard, Suite 800
Santa Monica, California 90401
Attention: Behdad Eghbali, Partner
Facsimile: (310) 400-8801

With a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth, P.C.
100 Wilshire Boulevard, Suite 440
Santa Monica, California 90401
Attention: David M. Smith, Esq.
Facsimile: (424) 214-7010

If to the Seller:

Agilysys, Inc.
1000 Windward Concourse, Suite 250
Alpharetta, Georgia 30005
Attention: Kyle C. Badger, General Counsel
Facsimile: (770) 962-3231

With a copy (which shall not constitute notice) to:

Bryan Cave LLP
One Metropolitan Square, Suite 3600
211 North Broadway
St. Louis, Missouri 63102
Attention: C. Brendan Johnson
Facsimile: (314) 552-8438

11.2    Termination.
(a)    This Agreement may only be terminated:
(i)    by mutual written consent of the Seller and Buyer;
(ii)    by the Seller or Buyer, if the Closing shall not have occurred on or before August 15, 2013; provided, however, that the right to terminate this Agreement under this Section 11.2(a)(ii) shall not be available to any Party whose failure to perform any of its obligations under this Agreement resulted in the failure of the transaction to be so consummated by such date;
(iii)     by the Seller, at any time after the date hereof and in accordance with and subject to the terms and conditions of Section 6.7, if the Seller Board shall have approved, and the Seller has concurrently with such termination entered into, a Third Party Acquisition Agreement providing for the implementation of the transactions contemplated by an Acquisition Proposal;
(iv)     by the Seller or Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of either Party set forth in this Agreement, or if any representation or warranty of such Party shall have become untrue, in either case such that the conditions set forth in ARTICLE IX of this Agreement, as applicable, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by such Party prior to the Closing Date, then the non-breaching Party may not terminate this Agreement under this Section 11.2(a)(iv) for a period of thirty (30) days after delivery of written notice from non-breaching Party to the breaching Party of such breach, so long as the breaching Party continues to use its best efforts to cure such breach (it being understood that the non-breaching Party may not terminate this Agreement pursuant to this Section 11.2(a)(iv) if it shall have materially breached this Agreement or if such breach by the breaching Party is cured during such thirty (30) day period);
(v)    by the Seller or Buyer, upon the issuance of any final, nonappealable order by a court of competent jurisdiction precluding the consummation of the Closing or the transaction contemplated by this Agreement or the Related Agreements (by injunction or otherwise), provided, however, that the right to terminate this Agreement under this Section 11.2(a)(v) shall not be available to a Party if the issuance of such final, nonappealable order was primarily due to the failure of such Party to perform any of its obligations under this Agreement; or
(vi)     by Buyer if the Seller entered into any Acquisition Proposal or the Seller or the Seller Board formally resolved or publicly authorized or proposed to take any of the foregoing actions.
(b)    In the event of termination of this Agreement as provided in Sections 11.2(a)(i), (ii), (iv) or (v), written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 6.4, this ARTICLE XI and the Confidentiality Agreement, all of which shall survive termination of this Agreement at any time) and there shall be no liability as a result thereof on the part of any Party hereto or their respective Affiliates, except that notwithstanding the foregoing, nothing shall relieve any Party from liability for fraud, bad faith or any intentional breach of this Agreement.
(c)    If this Agreement is terminated pursuant to Section 11.2(a)(iii) or (vi), then the Seller shall (i) pay, or cause to be paid, to Buyer by wire transfer of immediately available funds an amount equal to $2,000,000.00 (the “Breakup Fee”), and (ii) reimburse Buyer for its reasonable and documented out-of-pocket transaction expenses in an amount not to exceed $1,250,000.00 (the “Buyer Expenses”), in each case within five (5) Business Days after such termination. The Parties acknowledge and agree that the Breakup Fee and the Buyer Expenses constitute liquidated damages and is not a penalty and shall be the sole and exclusive remedy, including on account of punitive damages, for recovery by Buyer in the event of the termination of this Agreement pursuant to Section 11.2(a)(iii) or (vi), and in no event shall the Seller be subject to any liability in excess of the sum of the Breakup Fee and the Buyer Expenses for any or all Losses relating to or arising out of this Agreement or the other transactions contemplated by this Agreement, and in no such event shall Buyer seek equitable relief or seek to recover any money damages in excess of such amount from the Seller if Buyer has been paid the Breakup Fee and the Buyer Expenses.
11.3    Entire Agreement. This Agreement and the Related Agreements (which include the Schedules and Exhibits hereto and thereto) embody the entire agreements and understanding of the Parties with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.
11.4    Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors, heirs, devisees, legatees, legal representatives and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise) by Buyer without the prior written consent of the Seller, or by the Seller without the prior written consent of Buyer; provided, however, that (a) Buyer may assign this Agreement (in whole but not in part) to any of its Affiliates, provided that no such assignment shall relieve Buyer from its obligations hereunder, and (b) Buyer and its Affiliates shall be permitted to collaterally assign their respective rights hereunder to any lender or lenders providing financing to Buyer or any of its Affiliates (including any agent for any such lender or lenders) or to any assignee or assignees of such lender, lenders or agent.

11.5    Counterparts. This Agreement may be executed simultaneously in multiple counterparts and delivered by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
11.6    Bulk Sales Laws. The Buyer and the Seller each hereby waive compliance by the Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state or province.
11.7    Headings; Interpretation. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. Words in the singular shall be held to include the plural and vice versa. Words of one gender shall be held to include both genders. The word “including” and words of similar import shall mean “including without limitation” unless otherwise specified. The word “or” shall not be exclusive unless otherwise specified. Provisions shall apply, when appropriate, to successive events and transactions. Each Party hereto has participated substantially in the negotiation and drafting of this Agreement and each Party agrees that any ambiguity herein should not be construed against the draftsman. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless otherwise stated in this Agreement, any definition of or reference to any agreement, contract, document, instrument or other record herein shall be construed as referring to such agreement, contract, document, instrument or other record as from time to time amended, supplemented, restated or otherwise modified (i) prior to the date of this Agreement, and (ii) if expressly permitted by this Agreement after the date of this Agreement (subject to any applicable restrictions on such amendments, supplements or modifications).
11.8    Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.
11.9    Expenses. Except as otherwise provided herein, each Party shall pay all costs and expenses incurred on its behalf in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of its attorneys and accountants.
11.10    Remedies Cumulative. Except as otherwise provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

11.11    Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules.
11.12    No Third Party Beneficiaries or Other Rights. Except for the indemnification provisions contained herein, nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any Party to this Agreement with respect thereto. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state and federal securities laws.
11.13    Venue. Each Party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York (and if jurisdiction in the courts of the State of New York shall be unavailable, the Federal courts of the United States of America of the Southern District of New York), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby, and each Party hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the courts of the State of New York (and if jurisdiction in the courts of the State of New York shall be unavailable, the Federal courts of the United States of America of the Southern District of New York), (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the courts of the State of New York (and if jurisdiction in the courts of the State of New York shall be unavailable, the Federal courts of the United States of America of the Southern District of New York), and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding the courts of the State of New York (and if jurisdiction in the courts of the State of New York shall be unavailable, the Federal courts of the United States of America of the Southern District of New York), and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the courts of the State of New York (and if jurisdiction in the courts of the State of New York shall be unavailable, the Federal courts of the United States of America sitting in the Southern District of New York). Each Party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

11.14    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN

RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party acknowledges that it and the other Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.14.
11.15    Amendment and Waiver. Any provision of this Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Buyer, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Asset Purchase Agreement to be executed as of the date first above written.
BUYER:
Kyrus Solutions, Inc.

By: /s/ Behdad Eghbali
Name: Behdad Eghbali
Title: Vice President

SELLER:
Agilysys, Inc.

By: /s/ J. H. Dennedy
Name: James H. Dennedy
Title: President & CEO

[Signature Page to Asset Purchase Agreement]

EXHIBIT A
Form of Bill of Sale

Exhibit A

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EXHIBIT B
Form of Assignment and Assumption Agreement

Exhibit B

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EXHIBIT C
WORKING CAPITAL CALCULATION METHOD

1.General Methodology. For purposes of calculating the components of Working Capital the following hierarchy is to be used for all balances:
(a)    The accounting principles, policies, procedures, categorizations, definitions, methods, practices and techniques specifically listed in Section 2 below.
(b)    To the extent not addressed in (a), GAAP as of the Closing Date applied consistently with the accounting principles, policies, procedures, categorizations, assets recognition bases, definitions, methods, practices and techniques (including in respect of the exercise of management judgment) adopted in the Financial Statements .
2.Intercompany Transactions. Intercompany transactions will be eliminated, except for Deferred Revenue associated with the Reseller Agreement.
3.Sample Calculation (for illustrative purposes only).

Working Capital Example as of 4/30/2013
Accounts Receivable	$21,646
Inventory	11,150
Prepaids & Others	441
Total Current Assets	$33,236

Accounts Payable	$17,883
Accrued salaries & wages	3,376
Other accrued expenses	13
Sales and property tax	421
Restructuring	-
Deferred revenue	3,357
Current portion capital leases	240
Total Current Liabilities	$25,290

Net Working Capital	$7,946

Exhibit C

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EXHIBIT D
Form of Transition Services Agreement

Exhibit D
4035711
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